Exhibit 10.13

Execution Version

AMENDED AND RESTATED STANDBY STOCK PURCHASE

AGREEMENT

DATED AS OF MARCH 26, 2019

BY AND AMONG

APEX HOLDCO L.P.,

VERICITY, INC.,

MEMBERS MUTUAL HOLDING COMPANY,

AND

FIDELITY LIFE ASSOCIATION

Table of Contents

i

ii

Section 9.3.	Descriptive Headings	41
Section 9.4.	Entire Agreement; Assignment	41
Section 9.5.	Governing Law; Consent to Jurisdiction	41
Section 9.6.	Amendment	41
Section 9.7.	Waiver	41
Section 9.8.	Counterparts; Effectiveness	42
Section 9.9.	Severability; Validity; Parties in Interest	42
Section 9.10.	Enforcement of Agreement	42
Section 9.11.	Expenses	42
Section 9.12.	Definitions	42

Exhibits

Exhibit A: Plan of Conversion

Exhibit B: Amended and Restated Articles of Incorporation of HoldCo

Exhibit C: Amended and Restated Bylaws of HoldCo

Exhibit D: Guaranty

iii

AMENDED AND RESTATED STANDBY STOCK PURCHASE AGREEMENT

This AMENDED AND RESTATED STANDBY STOCK PURCHASE AGREEMENT (this “Agreement”) is dated as of March 26, 2019, by and among APEX HOLDCO L.P., a Delaware limited partnership (the “Standby Purchaser”), VERICITY, INC., a Delaware corporation (“HoldCo”), MEMBERS MUTUAL HOLDING COMPANY, an Illinois mutual insurance holding company (“Members Mutual”), and solely with respect to Section 1.4(e)(iii), Fidelity Life Association, an Illinois legal reserve life insurance company (“Fidelity Life”). Any capitalized term used and not immediately defined is defined in Section 9.12 of this Agreement. This Agreement amends and restates that certain Standby Stock Purchase Agreement entered into by the parties hereto as of October 5, 2018 in its entirety.

WHEREAS, the Board of Directors of Members Mutual (the “Members Mutual Board”) has adopted a Second Amended and Restated Plan of Conversion (as amended or supplemented from time to time, the “Plan of Conversion”) attached hereto as Exhibit A, pursuant to which Members Mutual will convert from an Illinois domiciled mutual holding company to an Illinois domiciled stock company pursuant to Section 59.1 of the Illinois Insurance Code (the “Conversion”), and immediately following the Conversion Members Mutual will become a wholly owned subsidiary of HoldCo;

WHEREAS, for U.S. federal income tax purposes, HoldCo and Members Mutual intend for the Conversion to qualify as a “reorganization” under the provisions of Section 368(a)(1)(E) of the Code (as defined below), and have each adopted the Conversion as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g);

WHEREAS, a special meeting (including any adjournment or postponement thereof, the “Special Meeting”) of the Eligible Members of Members Mutual will be held to approve the Plan of Conversion and the Members Mutual Restated Articles, both of which must be approved by the affirmative vote of at least two-thirds of the votes cast at the Special Meeting (the “Eligible Member Approval”);

WHEREAS, as part of the Conversion, HoldCo will offer for sale between 14,875,000 shares (the “Offering Minimum”) of common stock of HoldCo, par value $0.001 per share (the “Common Stock”) and 20,125,000 shares (the “Offering Maximum” ) of Common Stock at a purchase price of $10.00 per share (the “Subscription Price”) on a priority basis to Eligible Members of Members Mutual and the directors and officers of Members Mutual in the Subscription Offering in accordance with the Plan of Conversion;

WHEREAS, if the number of subscribers or the number of shares of Common Stock subscribed for by Eligible Members and other Offering Participants in the Subscription Offering, together with any shares subscribed for by Eligible Employees in the Community Offering, is not sufficient to qualify HoldCo for listing on the Nasdaq Capital Market, HoldCo may, in its sole discretion, accept orders for shares of Common Stock from select investors in the Community Offering up to the number of shares equal to (i) 1,500,000 minus (ii) the sum of the number of shares of Common Stock subscribed for by Eligible Members and other Offering Participants in the Subscription Offering and the number of shares subscribed for by Eligible Employees in the Community Offering, in order for HoldCo to qualify for listing on the Nasdaq Capital Market;

WHEREAS, if the number of shares of Common Stock subscribed for in the Subscription Offering, together with any subscriptions for shares accepted in the Community Offering, is less than the Offering Minimum, the Standby Purchaser is willing to purchase from HoldCo the number of shares of Common Stock that, together with the number of shares of Common Stock subscribed for in the Subscription Offering and the number of shares of Common Stock for which subscriptions are accepted in the Community Offering, equals the Offering Minimum, and may purchase such number of additional shares up to the Offering Maximum, which such additional shares may permit the Standby Purchaser to acquire up to a majority of the shares of Common Stock sold (such offering of shares of Common Stock to the Standby Purchaser, the “Standby Offering”, and together with the Subscription Offering and the Community Offering, the “Offerings”);

WHEREAS, in connection with the Conversion, Members Mutual plans to adopt a bonus program for its employees that will provide employees the opportunity to receive a cash payment or acquire 100 shares of Common Stock of HoldCo (the “Employee Bonus Program”), which will be conducted as part of the Community Offering, and is subject to completion of the Conversion;

WHEREAS, following the execution of this Agreement, HoldCo intends to file a registration statement on Form S-1 (as the same may be amended, the “Registration Statement”) to the SEC to register the shares to be offered in the Subscription Offering and the Community Offering;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to HoldCo’s and Members Mutual’s willingness to enter into this Agreement, J.C. Flowers IV L.P. (“Fund IV”), an Affiliate of the Standby Purchaser, has entered into an Amended and Restated Guaranty (the “Guaranty”), a copy of which is attached hereto as Exhibit D, which amends and restates in its entirety that certain Guaranty, dated as of October 5, 2018, entered into by and among Fund IV, Holdco and Members Mutual, pursuant to which Fund IV will guarantee the payment of all obligations (including any payment due for damages) of the Standby Purchaser under this Agreement; and

WHEREAS, at or promptly following the closing of the transactions contemplated by this Agreement, the Standby Purchaser and certain members of the board and management of Members Mutual will enter into an equity incentive plan arrangement as described in the Registration Statement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:

ARTICLE I

THE STANDBY PURCHASE

Section 1.1.    Standby Purchase Commitment.

(a)      Subject to the terms and conditions of this Agreement, the Standby Purchaser agrees to purchase from HoldCo, at the Subscription Price, the number of shares of Common Stock of HoldCo equal to the difference between (i) the Offering Minimum and (ii) the sum of the number of shares of Common Stock subscribed for in the Subscription Offering and the number of shares of Common Stock for which subscriptions are accepted in the Community Offering (the “Mandatory Standby Shares”); provided, that the number of shares of Common Stock for which subscriptions are accepted by Members Mutual from select investors in the Community Offering shall be no more than the number equal to (i) 1,500,000 minus (ii) the number equal to the sum of the number of shares of Common Stock subscribed for in the Subscription Offering and the number of shares of Common Stock subscribed for by Eligible Employees in the Community Offering.

(b)      If the Initial Standby Ownership Percentage is equal to or less than 50%, the Standby Purchaser shall have the option to purchase such number of additional shares of Common Stock at the Subscription Price (the “Optional Standby Shares”, and together with the Mandatory Standby Shares, the “Standby Shares”), such that the Final Standby Ownership Percentage is equal to or less than 51%; provided, however, that in no event may the Standby Purchaser purchase a number of shares of Common Stock that, together with the sum of the number of shares of Common Stock sold in the Subscription Offering and the number of shares of Common Stock for which subscriptions are accepted in the Community Offering, would exceed the Offering Maximum. As used herein, the “Initial Standby Ownership Percentage” shall mean the quotient, (i) the numerator of which equals the number of Mandatory Standby Shares and (ii) the denominator of which equals the sum of (x) the total number of shares of Common Stock of HoldCo subscribed for in the Subscription Offering and the number of shares for which subscriptions are accepted in the Community Offering, and plus (y) the number of Mandatory Standby Shares; and the “Final Standby Ownership Percentage” shall mean a quotient, (i) the numerator of which equals the number of Standby Shares and (ii) the denominator of which equals the sum of (A) the total number of shares of Common Stock of HoldCo subscribed for in the Subscription Offering and the number of shares for which subscriptions are accepted in the Community Offering, and plus (B) the number of Standby Shares.

(c)      If the number of shares of Common Stock subscribed for by Eligible Members and the directors and officers of Members Mutual in the Subscription Offering, together with the number of shares of Common Stock for which subscriptions are accepted in the Community Offering, is equal to or greater than the Offering Minimum, the Standby Purchaser may purchase a number of shares of Common Stock (if any) that, together with the number of shares of Common Stock sold in the Subscription Offering and the number of shares of Common Stock for which subscriptions are accepted in the Community Offering, would not exceed the Offering Maximum.

Section 1.2.    Issuance of Members Mutual Shares to HoldCo. Upon the terms and subject to the conditions of the Plan of Conversion and this Agreement, immediately after the Plan becomes effective on the Effective Date, Converted Members Mutual shall issue to HoldCo 1,000 shares of Converted Members Mutual’s common stock, $1.00 par value per share, which shall constitute all of the authorized shares of capital stock of Converted Members Mutual.

Section 1.3.    Closing.

(a)      The closing (the “Closing”) of the transactions contemplated by this Agreement , including the purchase of the Standby Shares by the Standby Purchaser, shall take place (i) at the offices of Locke Lord LLP, 111 S. Wacker Dr., Chicago, Illinois 60606, at 10:00 a.m., Central time, as soon as possible after, and in any event within three Business Days of, the date on which the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall have been satisfied or waived in accordance with this Agreement, or (ii) at such other place and time and/or on such other date as the parties hereto may mutually agree in writing.

(b)      At least one (1) Business Day prior to the date of the Special Meeting, the Standby Purchaser shall deposit with the escrow agent (as identified in the Registration Statement) (the “Escrow Agent”), for the benefit of HoldCo and Members Mutual, sufficient funds in cash to pay for the Purchase Price at the Closing (the “Escrow Fund”).

(c)      At the Closing (i) HoldCo shall issue and sell to the Standby Purchaser, and the Standby Purchaser shall purchase from HoldCo, the number of Standby Shares determined in accordance with Section 1.1 at the Subscription Price (the aggregate amount of such purchase price, the “Purchase Price”), and (ii) HoldCo shall issue to the Standby Purchaser the Standby Shares represented by certificates or in book entry form against delivery to HoldCo by the Escrow Agent of the Purchase Price therefor from the Escrow Fund in immediately available funds by wire transfer to an account or accounts designated by HoldCo in writing prior to the Closing.

Section 1.4.    Post-Closing Governance Matters.

(a)      On or prior to the Effective Date, HoldCo shall cause the Amended and Restated Certificate of Incorporation of HoldCo (the “Restated Articles”) in the form attached hereto as Exhibit B to have been duly filed with the Secretary of State of Delaware, which shall be effective until thereafter altered, amended or repealed.

(b)      On or prior to the Effective Date, HoldCo shall cause the Amended and Restated Bylaws of HoldCo in the form attached hereto as Exhibit C (the “Restated Bylaws”) to have been duly adopted by the Board of Directors of HoldCo (the “HoldCo Board”), which shall be effective only upon the Closing and until thereafter altered, amended or repealed.

(c)      The Restated Bylaws shall provide for, among other things, the following board composition mechanisms during the Standstill Period:

(i)      the HoldCo Board shall consist of the Standby Purchaser Designees and the Company Designees, it being understood that the number of Company Designees shall not exceed six (6), nor at any time be less than two (2), and that the number of Standby Purchaser Designees at any given time shall be one (1) more than the number of Company Designees, but in no event less than three (3); provided, that the Standby Purchaser shall have the right to remove any Standby Purchaser Designee at any time with or without Cause; provided, further, that if among the Company Designees and the Standby Purchaser Designees there are insufficient independent directors available to satisfy the independence requirements under the rules of the Nasdaq Stock Market or the Securities and Exchange Commission relating to the number of independent directors required to serve on the board of directors or any committee thereof, the Standby Purchaser shall have the right to designate the minimum number of additional directors necessary to satisfy such applicable independence requirements; provided, further, that while the Standby Purchaser shall have the right to designate such additional directors and their successors or replacements, such additional directors shall not be deemed to be Standby Purchaser Designees under this Agreement.

(ii)      “Standby Purchaser Designees” shall mean the individuals designated by the Standby Purchaser and identified as such in the Registration Statement, one of whom shall be the chairman of the HoldCo Board;

(iii)      “Company Designees” shall mean the individuals designated by Members Mutual and identified as such in the Registration Statement, one of whom shall be the Chief Executive Officer of HoldCo;

(iv)      the initial composition of the committees of the HoldCo Board shall be determined by Members Mutual and the Standby Purchaser and reflected as such in the Registration Statement; provided, that the majority of the members of such committees shall consist of Standby Purchaser Designees (and if applicable such additional directors as provided in Section 1.4(c)(i) above), and that at least one Company Designee shall serve on each committee;

(v)      the compensation payable to the Company Designees may be decreased only with the consent of a majority of the Company Designees and increased only with the consent of a majority of the Standby Purchaser Designees;

(vi)      in the event of any vacancy in the office of any Standby Purchaser Designee, a majority of the remaining Standby Purchaser Designees shall have the right to designate a replacement, and in the event of any vacancy in the office of any Company Designee, a majority of the remaining Company Designees shall have the right to designate a replacement, in each case to fill such vacancy; provided, that in the event of any vacancy in the office of any Company Designees, at the election of the Standby Purchaser, in lieu of the designation of a replacement Company Designee, the size of the HoldCo Board may be reduced by two (2) directors, with one of the Standby Purchaser Designees resigning such that the Standby Purchaser will continue to have one more designee than the number of Company Designees (provided that the number of Company Designees, as reduced as aforesaid, may not be reduced below two (2));

(vii)    at any election of directors of HoldCo, a majority of the Standby Purchaser Designees shall have the right to nominate the successors of the Standby Purchaser Designees (and as applicable such additional directors as provided in Section 1.4(c)(i) above), and a majority of the Company Designees shall have the right to nominate the successors of the Company Designees, in each case for election or reelection to the HoldCo Board; and

(viii)      the establishment of an advisory board (the “Advisory Board”) to advise and provide general policy advice to the HoldCo Board, as follows:

(A)      the Advisory Board shall be established upon effectiveness of the Restated Bylaws and shall terminate on (i) the earlier of the consummation of a Sale of the Company to a Third Party Purchaser or (ii) the fifth anniversary of the Closing (the “Advisory Board Termination Date”). Members of the Advisory Board shall be entitled to attend all meetings of the HoldCo Board and to participate in any discussions thereat, but shall not have a vote as a director of HoldCo;

(B)      members of the Advisory Board shall serve until the Advisory Board Termination Date or their earlier death, retirement or resignation. Only those individuals who were directors of Members Mutual as of the date hereof shall be eligible to serve on the Advisory Board. The initial members of the Advisory Board shall be designated by Members Mutual. Upon a Company Designee’s resignation or retirement from the HoldCo Board prior to the Advisory Board Termination Date, a Company Designee may, effective upon notice to HoldCo, become a member of the Advisory Board and shall serve until the Advisory Board Termination Date or such member’s earlier death, resignation, or removal for Cause;

(C)      in the event that there are no Company Designees then serving on the HoldCo Board to designate replacement Company Designees pursuant to Section 1.4(c)(vi) or to nominate Company Designees pursuant to Section 1.4(c)(vii), the Advisory Board shall have the right, by majority vote, to designate or nominate such Company Designees; and

(D)      members of the Advisory Board shall be entitled to the same compensation and expense reimbursement as the Company Designees receive for serving on the Holdco Board, and separate rights to third-party indemnification and advancement of expenses for service on the Advisory Board; and

(ix)      the provisions of this Section 1.4(c) are intended to be for the benefit of (A) the Group and will be enforceable by the Company Designees against the Standby Purchaser and each Group Company, and (B) the Standby Purchaser and will be enforceable by the Standby Purchaser against the Company Designees, as applicable, during the Standstill Period.

(d)      On or prior to the Closing Date, the HoldCo Board shall adopt a resolution (the “New Director Resolution”) approving, effective only upon the Closing, the items listed on Schedule 1.4(d) in accordance with the Restated Bylaws.

(e)      During the Standstill Period:

(i)      the Standby Purchaser shall not Vote its Shares to (A) remove or seek to remove any Company Designee without either (x) the consent of a majority of the Company Designees or (y) for Cause or (B) approve or seek to approve a Material Amendment to the Restated Articles or the Restated Bylaws unless such Material Amendment has been approved and recommended by a majority of the Company Designees; provided, however, that nothing in this Section 1.4(e)(i) shall be deemed to prevent the Standby Purchaser from Voting its Shares in favor of the Sale of the Company to a Third Party Purchaser;

(ii)      the Standby Purchaser shall Vote its Shares as directed or recommended by a majority of the Company Designees (or, if there are no Company Designees, by a majority of the members of the Advisory Board) with respect to (A) the election of Company Designees (or successors nominated by the Company Designees or Advisory Board) as directors, and (B) the removal for Cause of any Standby Purchaser Designee;

(iii)      without the consent of a majority of the Company Designees, Fidelity Life agrees not to declare, set aside, or pay any cash or non-cash dividend or make any cash or non-cash dividend or distribution in respect of the outstanding shares of its capital stock; and

(iv)      the Standby Purchaser and HoldCo shall consider in good faith reasonable recommendations from the Chief Executive Officer as to actions to be taken (A) in order to maintain or enhance the “A-” A.M. Best rating of Fidelity Life, and (B) as may be required by the Insurance Department.

(v)      Any transaction between the Standby Purchaser or any of its Affiliates, on the one hand, and any Group Company, on the other hand, shall be subject to approval by the Company Designees and the Standby Purchaser Designees shall recuse themselves from voting on the approval of such transactions; provided, that the Standby Purchaser Designees shall not be required to recuse themselves from any decision approving a transaction between Members Mutual or any Group Company, on the one hand, and a portfolio company of the Standby Purchaser or its Affiliates, on the other hand, effected in the ordinary course of business (which, for this purpose, includes entry into an agency agreement) of Members Mutual or any Group Company on arms’ length terms.

The provisions of this Section 1.4(e) are intended to be for the benefit of the Group and will be enforceable by the Company Designees against the Standby Purchaser and each Group Company during the Standstill Period.

(f)      During the Post-Closing Protection Period, Standby Purchaser and HoldCo agree that James E. Hohmann shall serve as Chief Executive Officer of HoldCo subject to his earlier death, retirement, resignation or removal for Cause, and except as may be otherwise recommended by the Chief Executive Officer, HoldCo shall:

(i)      for a period of two years following the Closing, (A) not conduct a material reduction in the total number of employees of each Group Company compared to the total number employed at Closing or reduce the compensation of the employees of such Group Company (including but not limited to rates of annual base salary or wage level, bonuses and severances) in a manner that is less favorable in the aggregate to that provided to such employees by such Group Company immediately prior to the Closing (subject in each case to maintenance of satisfactory performance evaluations), and (B) cause each Group Company to honor any Benefit Plans of such Group Company in effect upon consummation of the Closing in accordance with their terms (subject to the rights therein to terminate or amend such plans, only upon the recommendation of the Chief Executive Officer); provided, that this subsection (i) is not intended (X) as a guarantee of employment or of the provision of any benefit that any employee may have or become entitled to under any Benefit Plan, or (Y) to prohibit the Chief Executive Officer from making individual or more comprehensive changes related to employees of the Group Companies as the business needs may dictate; and

(ii)      cause the Group to maintain the headquarters office at 8700 W. Bryn Mawr Avenue, Suite 900S, Chicago, Illinois 60631, and cause Efinancial, LLC to maintain its principal place of business at 13810 Southeast Eastgate Way, Suite 300, Bellevue, Washington.

(g)      If the Standby Purchaser acquires a majority of the outstanding Common Stock in the Standby Offering and HoldCo otherwise qualifies as a “Controlled Company” within the meaning of Nasdaq Stock Market rules, HoldCo shall rely on the “controlled company” exceptions within the meaning of the Nasdaq Stock Market rules.

(h)      Effective upon the Closing, the compensation payable to the Company Designees for serving on the HoldCo Board shall be fixed at $100,000 per year, payable in quarterly installments.

Section 1.5.    Registration Statement; Prospectus; Special Meeting of Members.

(a)      Registration Statement. HoldCo shall prepare and, after providing the Standby Purchaser with a reasonable opportunity to review and provide comments, promptly file with the SEC the Registration Statement on Form S-1 for the purpose of registering the Common Stock to be offered in the Subscription Offering and the Community Offering under the Securities Act and shall use reasonable best efforts to obtain and furnish the information required to be included by the SEC in the Registration Statement, which shall include the prospectus with respect to the Subscription Offering, the Community Offering (the “Prospectus”). Standby Purchaser shall furnish HoldCo with all information concerning itself as required by applicable securities laws (as determined by HoldCo or counsel to HoldCo) and shall take such other action as HoldCo may reasonably request to assist in connection with the effectiveness of such Registration Statement and the issuance of the Common Stock. HoldCo shall (i) respond as promptly as practicable to any comments made by the SEC with respect to the Registration Statement, (ii) furnish the Standby Purchaser with copies of any amendment, supplement or revision to the Registration Statement (including the Prospectus) within a reasonable amount of time prior to the filing of such documents, (iii) provide the Standby Purchaser with a reasonable opportunity to review such documents and reasonably consider any comments suggested by the Standby Purchaser or its counsel, and (iv) use its reasonable best efforts to have the Registration Statement declared effective by the SEC. HoldCo agrees that (i) the Registration Statement, on the date it becomes effective, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) the Prospectus, at the expiration of the subscription offering period, will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (it being understood that HoldCo is not making any covenant with respect to any information being furnished by the Standby Purchaser with respect to the Standby Purchaser as set forth in this Section 1.5(a)).

(b)      Special Meeting of Members. Members Mutual, acting through its board of directors and subject to Members Mutual’s right to terminate this Agreement as provided in Article VIII hereof, shall duly call, send notice of, convene and hold the Special Meeting as soon as practicable after the later of (i) the dates of the approval of the Plan of Conversion and the Standby Purchaser Form A by the Department, and (ii) the date upon which the Registration Statement is declared effective by the SEC (the “Effective Date of Registration Statement”), for the purpose of voting upon a proposal to adopt the Plan of Conversion and the Amended and Restated Articles of Incorporation of Converted Members Mutual substantially in a form previously agreed to by the parties (the “Members Mutual Restated Articles”). Members Mutual shall mail, or cause to be mailed, the notice of the Special Meeting, the proxy statement for the Special Meeting (the “Proxy Statement”) and the Prospectus, to the Eligible Members at least thirty (30) days prior to the date of the Special Meeting.

Section 1.6.  No False or Misleading Statements.

(a)  Each of the Standby Purchaser, Members Mutual and HoldCo, severally and not jointly, agrees that the information provided and to be provided in writing by or on behalf of the Standby Purchaser, Members Mutual or HoldCo, as the case may be, specifically for use in the Registration Statement and the Prospectus, shall not, with respect to the information supplied by such party:

(i)      in the case of the Registration Statement, on the date it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; and

(ii)      in the case of the Prospectus, on the expiration of the subscription offering period, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)      If at any time prior to the applicable dates referred to in Section 1.6(a), any event shall occur or condition shall exist relating to the Standby Purchaser, Members Mutual, HoldCo or any of their respective Affiliates, officers or directors, that should be set forth in an amendment or supplement to the Prospectus or the Registration Statement so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, is discovered by the Standby Purchaser, Members Mutual or HoldCo, the party that discovers such information shall promptly notify the other parties and, to the extent required by Applicable Law, HoldCo shall cause an appropriate amendment or supplement describing such event or condition to be promptly prepared and filed with the SEC and disseminated to the Offering Participants, as may be necessary in the judgement of HoldCo or its counsel to correct such untrue statement or omission or to comply with applicable securities laws.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF STANDBY PURCHASER

The Standby Purchaser represents and warrants to Members Mutual and HoldCo as follows:

Section 2.1.  Organization. The Standby Purchaser is a Delaware limited partnership, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization with the requisite corporate power and authority and all governmental approvals necessary to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 2.2.  Authority Relating to this Agreement. The Standby Purchaser has the requisite power and authority to enter into this Agreement and any Related Document to which it is a party and to carry out its obligations hereunder and thereunder. The execution, delivery and performance by the Standby Purchaser of this Agreement and each of the Related Documents to which it is a party and the consummation by the Standby Purchaser of the transactions contemplated hereby and thereby have been duly authorized, and no other actions on the part of the Standby Purchaser are necessary to authorize this Agreement, the Related Documents or the transactions contemplated hereby and thereby. This Agreement and each of the Related Documents to which it is a party has been duly and validly executed and delivered by the Standby Purchaser and (assuming each constitutes a valid and binding obligation of the other parties thereto) constitutes a valid and binding agreement of the Standby Purchaser, enforceable against the Standby Purchaser in accordance with its terms, subject to (i) the application of bankruptcy, receivership, conservatorship, reorganization, insolvency and similar laws affecting creditors’ rights generally and (ii) equitable principles being applied at the discretion of a court before which any proceeding may be brought.

Section 2.3.  Consents and Approvals; No Violations.

(a)      Except for (A) applicable requirements of state laws relating to takeovers, state securities or blue sky laws, state insurance laws and the regulations promulgated thereunder, (B) the filing and effectiveness of the Registration Statement, (C) the Illinois Approvals, and (D) the HSR Approval, if applicable (the requirements in clauses (A), (B), (C), and (D) collectively, the “Governmental Approvals”), no filing with, and no permit, authorization, consent or approval of, any Government Entity is necessary for the execution, delivery and performance of this Agreement by the Standby Purchaser and the consummation of the transactions contemplated hereby.

(b)      No consent or approval of any other party (other than any Government Entity) is required to be obtained by the Standby Purchaser for the execution, delivery or performance of this Agreement or the performance by the Standby Purchaser of the transactions contemplated hereby.

(c)      Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with any of the provisions hereof, in each case by the Standby Purchaser, will:

(i)      conflict with or result in any breach of any provisions of the Constituent Documents of the Standby Purchaser;

(ii)      result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration, vesting, payment, exercise, suspension or revocation) under, any of the terms, conditions, or provisions of any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan or other instrument or obligation to which the Standby Purchaser is a party or by which it or any of its properties or assets is bound;

(iii)      violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Standby Purchaser or any of its respective properties or assets;

(iv)      result in the creation or imposition of any Encumbrance on any asset of the Standby Purchaser; or

(v)      cause the suspension or revocation of any permit, license, governmental authorization, consent or approval necessary for the Standby Purchaser to conduct its business as currently conducted;

except in the cases of clauses (ii) through (v) above, where the violation, breach, conflict, default, termination, cancellation, vesting, payment, exercise, acceleration, suspension, revocation, failure to give notice, or creation or imposition of Encumbrance would not, individually or in the aggregate, have a material adverse effect on the ability of the Standby Purchaser to consummate the transactions contemplated hereby.

Section 2.4.  Notice to Members and Registration Statement. None of the information provided or to be provided in writing by Standby Purchaser expressly for inclusion or incorporation by reference in the Proxy Statement with respect to the Special Meeting and notice to Eligible Members contemplated by the Plan of Conversion (collectively, the “Member

Notices”) and the Registration Statement (including the Prospectus), on the date it (or any amendment or supplement thereto) is first mailed to Offering Participants, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, it being understood and agreed that only information supplied or to be supplied in writing by or on behalf of the Standby Purchaser consists of the information provided pursuant to Section 1.5(a) or otherwise under this Agreement. For the avoidance of doubt, no representation or warranty is made by Standby Purchaser with respect to information supplied by or on behalf of Members Mutual or any other Person for inclusion or incorporation by reference in such Member Notices and Registration Statement (including the Prospectus).

Section 2.5.    Brokers. No person is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by the Standby Purchaser in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Standby Purchaser.

Section 2.6.    Accredited Investor. The Standby Purchaser (a) is an “accredited investor” as defined in Rule 501 as promulgated by the SEC under the Securities Act, (b) has had an opportunity to ask such questions of the officers and directors of Members Mutual and HoldCo as the Standby Purchaser deems relevant and has received satisfactory answers to such questions, (c) has been provided with copies of all documents and information that the Standby Purchaser has requested, (d) is a sophisticated and experienced investor in insurance companies and insurance holding companies, and (e) is purchasing the Standby Shares that it has agreed to purchase under this Agreement for investment and not with a view to the resale or distribution of such Standby Shares.

Section 2.7.    Tax Matters. Neither the Standby Purchaser nor any of its Affiliates (i) has taken or agreed to take any action, or (ii) has knowledge of any fact or circumstances that could reasonably be expected to prevent or impede, the consummation of the Conversion from qualifying as a “reorganization” within the meaning of Sections 368(a)(1)(E).

Section 2.8.    Sufficiency of Funds. Standby Purchaser has, or will have on Closing, sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement and Related Documents.

Section 2.9.    Due Investigation. Standby Purchaser (a) has performed its own independent investigation, analysis and assessment of Members Mutual and its Subsidiaries, including HoldCo, (b) acknowledges that HoldCo and Members Mutual have made no representation or warranty (express or implied) as to the accuracy or completeness of any information (whether written or oral) transmitted or made available to Standby Purchaser or any of its representatives, except those expressly set forth in this Agreement, (c) acknowledges that it has not relied on HoldCo or Members Mutual or their respective representatives’ opinions or underwriting and actuarial criteria and analyses, and (d) has reached its own independent judgments to enter into and consummate this Agreement based upon its own independent judgments and underwriting and actuarial criteria and analyses.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF MEMBERS MUTUAL

Except as otherwise disclosed to the Standby Purchaser in the Disclosure Schedule, Members Mutual represents and warrants to the Standby Purchaser as follows:

Section 3.1.    Organization. Members Mutual is a mutual holding company duly organized, validly existing and in good standing under the laws of the State of Illinois, and has all requisite corporate power and authority and all governmental approvals necessary to own, lease and operate its properties and to carry on its business as it is now being conducted. Each Group Company (other than Members Mutual) is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and each possesses all requisite corporate power and authority and all governmental approvals necessary to own, lease and operate its properties and to carry on its respective business as presently conducted. Each Group Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not individually or in the aggregate have or be reasonably likely to result in an Material Adverse Effect. Copies of each Group Company’s Constituent Documents have been made available to the Standby Purchaser and are complete and correct and in full force and effect. The Disclosure Schedule identifies all of the Subsidiaries of Members Mutual.

Section 3.2.    Capitalization. As a result of Members Mutual’s conversion from mutual to stock form and pursuant to the Plan of Conversion, on the Effective Date the authorized capital stock of Members Mutual will consist of 1,000 shares of common stock, par value $1.00 per share. On the Effective Date, all of the authorized shares of common stock of Members Mutual will be issued to and held by HoldCo and will be validly issued, fully paid and nonassessable. There are no outstanding (a) securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase equity interests, equity-based compensation, “phantom” equity or similar interests of Members Mutual or any of its Subsidiaries; (b) options, warrants, subscriptions, calls, rights, equity-based compensation or awards, stock appreciation rights, or other agreements, to which Members Mutual or any of its Subsidiaries is a party, to purchase or subscribe for the equity interests, equity-based compensation, “phantom” equity or similar interests of Members Mutual or any of its Subsidiaries; or (c) contracts, commitments, agreements, understandings or arrangements of any kind, to which Members Mutual or any of its Subsidiaries is a party, relating to the issuance, transfer, sale, redemption, repurchase or acquisition of any equity interests, equity-based compensation, “phantom” equity or similar interests of Members Mutual or any of its Subsidiaries or any such convertible or exchangeable securities or any such options, warrants, calls or rights. The Disclosure Schedule identifies all of the outstanding and issued equity securities of the Subsidiaries of Members Mutual.

Section 3.3.    Authority Relative to this Agreement. Members Mutual has the corporate power and the authority to enter into this Agreement and, subject to obtaining the Eligible Member Approval, to carry out its obligations hereunder, and Members Mutual has the authority, assuming the Governmental Approvals are duly obtained, to adopt the Plan of Conversion and to carry out its obligations thereunder. The execution, delivery and performance by Members Mutual of this

Agreement and each of the other Related Documents to which it is a party, and the consummation by Members Mutual of the transactions contemplated hereby and thereby, have been duly authorized by Members Mutual’s Board of Directors, and no other corporate proceedings on the part of Members Mutual, other than obtaining the Eligible Member Approval, are necessary to authorize this Agreement and the Related Documents and the transactions contemplated hereby and thereby. Subject to the foregoing, this Agreement and each of the Related Documents to which it is a party has been duly and validly executed and delivered by Members Mutual and (assuming each constitutes a valid and binding obligation of the other parties thereto) constitutes a valid and binding agreement of Members Mutual, enforceable against Members Mutual in accordance with its terms, subject to (i) the application of bankruptcy, receivership, conservatorship, reorganization, insolvency and similar laws affecting creditors’ rights generally and (ii) equitable principles being applied at the discretion of a court before which any proceeding may be brought.

Section 3.4.    Consents and Approvals; No Violations.

(a)      Except for the Governmental Approvals, no filing with, and no permit, authorization, consent or approval of, any Government Entity is necessary for the execution, delivery and performance of this Agreement by Members Mutual and the consummation of the transactions contemplated hereby.

(b)      No consent or approval of any other party (other than any Government Entity) is required to be obtained by Members Mutual for the execution, delivery or performance of this Agreement or the performance by Members Mutual of the transactions contemplated hereby.

(c)      Neither the execution, delivery or performance by Members Mutual of this Agreement or the other Related Documents to which it is a party, nor the consummation by Members Mutual or any Group Company of the transactions contemplated hereby or thereby, nor compliance by Members Mutual with any of the provisions hereof or thereof, will:

(i)      conflict with or result in any breach of any provisions of the Constituent Documents of Members Mutual ;

(ii)      result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension or revocation) under, any of the terms, conditions or provisions of any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan or other instrument or obligation to which Members Mutual or any Group Company is a party or by which Members Mutual or any Group Company or any of their properties or assets may be bound;

(iii)      subject to obtaining the Governmental Approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Members Mutual or any of its properties or assets;

(iv)      result in the creation or imposition of any Encumbrance on any asset of Members Mutual; or

(v)      cause the suspension or revocation of any permit, license, governmental authorization, consent or approval necessary for Members Mutual to conduct its business as currently conducted;

except in the cases of clauses (ii) through (v) above, where the violation, breach, conflict, default, termination, cancellation, vesting, payment, exercise, acceleration, suspension, revocation, failure to give notice, or creation or imposition of Encumbrance would not, individually or in the aggregate, have a Material Adverse Effect.

(d)      Except for the vote in respect of the Plan of Conversion and the Members Mutual Restated Articles to be taken at the Special Meeting, no vote of any member or holder of any other interest of Members Mutual is required by law, the Constituent Documents of Members Mutual or otherwise in order for Members Mutual to consummate the transactions contemplated by this Agreement and the Related Documents.

Section 3.5.    Financial Statements.

(a)      Members Mutual has made available to the Standby Purchaser complete and correct copies of the Financial Statements. The Financial Statements have been derived from the accounting books and records of Members Mutual and have been prepared on a basis consistent with U.S. GAAP, subject, in the case of interim unaudited Financial Statements, only to normal recurring year-end adjustments. The Financial Statements (including the notes thereto) present fairly in all material respects the consolidated financial position of Members Mutual as at the respective dates thereof, and the consolidated statements of income, cash flow and equity included in the Financial Statements present fairly in all material respects the consolidated results of operations, cash flows and consolidated equity of Members Mutual for the respective periods indicated.

(b)      The term “Financial Statements” means the audited consolidated financial statements of Members Mutual as at and for the years ended December 31, 2018 and December 31, 2017, including in each case a consolidated balance sheet and consolidated statements of income, cash flow and equity.

Section 3.6.    Statutory Financial Statements. The Annual Statements of Members Mutual as filed with the Department for the years ended December 31, 2018 and December 31, 2017, respectively, together with all exhibits and schedules thereto (the “Statutory Financial Statements”) have been prepared in accordance with the accounting practices prescribed or permitted by the Department (“Statutory Accounting Practices”), and such accounting practices have been applied on a consistent basis throughout the periods involved, except as expressly set forth in the notes, exhibits or schedules thereto, and the Statutory Financial Statements present fairly in all material respects the financial position and the results of operations for Members Mutual as of the dates and for the periods therein in accordance with applicable Statutory Accounting Practices. The financial statements contained in the Statutory Financial Statements have been audited by the independent auditors of Members Mutual, and Members Mutual has made available to the Standby Purchaser true and complete copies of all audit opinions related thereto. Members Mutual has made available to the Standby Purchaser true and complete copies of all material examination reports of the Department and any insurance regulatory agencies since January 1, 2016, relating to Members Mutual. Members Mutual has made available to the Standby Purchaser true and complete copies of the Statutory Financial Statements.

Section 3.7.    Absence of Certain Changes. Except as disclosed in Schedule 3.7, since December 31, 2018, there has been no event or condition that has had (or is reasonably likely to result in) a Material Adverse Effect, and Members Mutual has in all material respects conducted its business in the ordinary course consistent with past practice and has not taken any action which, if taken after the date hereof, would violate Section 5.1.

Section 3.8.    Compliance with Law; Permits and Insurance Licenses.

(a)      The business of Members Mutual is being, and during the last three (3) years has been, conducted in compliance in all material respects with all Applicable Laws including all insurance laws, ordinances, rules, regulations, decrees and orders of any Government Entity, except where the failure to so comply would not have or be reasonably likely to result in a Material Adverse Effect.

(b)      Members Mutual and each Group Company and each of their employees who is required to do so by Applicable Law, is duly licensed and has all permits, licenses, and other authorizations from any Government Entity, the use and exercise of which are necessary for the conduct of its business as now conducted, and the business of Members Mutual and each Group Company has been and is being conducted in compliance with all such permits, licenses and authorizations, except where the failure to possess such licenses, permits or authorizations or so comply would not have or be reasonably likely to result in a Material Adverse Effect. All such permits, licenses and authorizations are in full force and effect in all material respects, and there is no proceeding or investigation pending or, to the Knowledge of Members Mutual, threatened that would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such permit, license or authorization.

Section 3.9.      Regulatory Filings. Members Mutual has made available for inspection by the Standby Purchaser true, correct and complete copies of all material registrations, filings and submissions made (i) since January 1, 2016, (ii) to the Knowledge of Members Mutual, in connection with the Department’s financial examinations of Fidelity Life and Members Mutual as of December 31, 2013, and (iii) to the Knowledge of Members Mutual, in connection with approval of the Reinsurance Agreement by Members Mutual or any Group Company with any Government Entity and any material reports of examinations issued since January 1, 2016 by any such Government Entity that relate to Members Mutual or any Group Company. Each of Members Mutual and each Group Company has filed all reports, statements, documents, registrations, filings or submissions required to be filed by it with any Government Entity, except where the failure to file would not have or be reasonably likely to result in a Material Adverse Effect. To the Knowledge of Members Mutual, all such reports, statements, documents, registrations, filings or submissions were true, complete and accurate when filed, except where the failure to be true, complete or accurate when filed would not have or be reasonably likely to result in a Material Adverse Effect.

Section 3.10.    Prospectus. None of the information supplied or to be supplied by Members Mutual explicitly for inclusion or incorporation by reference in the Proxy Statement or the Prospectus, on the date it (or any amendment or supplement thereto) is first mailed to Offering Participants, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Members Mutual with respect to written information supplied by or on behalf of the Standby Purchaser expressly for the purpose of inclusion in the Proxy Statement or the Prospectus.

Section 3.11.    Brokers. Except for Raymond James & Associates, Inc. and Griffin Financial Group LLC (the “Investment Bankers”), no person is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by Members Mutual or any Group Company (other than HoldCo) in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Members Mutual. Members Mutual has disclosed to the Standby Purchaser the fees payable to the Investment Bankers in connection with the transactions contemplated hereby and all contracts between any Group Company and the Investment Bankers.

Section 3.12.    Taxes.

(a)      Each Group Company has timely filed all federal and state income Tax Returns and all other material Tax Returns required to be filed by it (taking into account any extensions of time within which to file which have not expired), and all such Tax Returns were true and complete in all material respects. All income and other material Taxes due and payable by each Group Company (taking into account all extensions of due dates) have been paid or adequately accrued or reserved for on the Financial Statements. Each Group Company has made all estimated Tax payments required to be made for the current taxable year sufficient to avoid any underpayment penalties or interest.

(b)      No Group Company has (A) consented to extend the time in which any material Tax may be assessed or collected by any Taxing Authority, which extension remains in effect, or (B) entered into an agreement or waiver, or been requested to enter into an agreement or waiver, of any statute of limitations in respect of Taxes, which remains open. There are no audits, claims, examinations, or other legal proceedings now in progress against or with respect to any Group Company with respect to Taxes and no Group Company has received written notice from any Taxing Authority that any such audit, claim, examination, or other legal proceeding is pending or threatened.

(c)      No Tax liens are currently in effect against any of the assets of any of the Group Companies other than liens for Taxes not yet due and payable, or that are being contested in good faith by appropriate proceedings and disclosed on Schedule 3.12(c).

(d)      No Group Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of: (A) the application of Section 481 or Section 263A of the Code (or any corresponding or similar provisions of state, local or foreign Tax laws) to transactions, events or accounting methods employed prior to the Closing, (B) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing, (C) any “intercompany transaction” or any “excess loss account” (within the meaning of Treasury Regulations Sections 1.1502-13 and 1.1502-19, respectively) (or any corresponding or similar provisions of state, local or foreign Tax law) occurring or arising with respect to any transaction on or prior to the Closing, (D) any installment sale or open transaction disposition made on or prior to the Closing, (E) any prepaid amount received or paid on or prior to the Closing, or (F) any election made under Section 108(i) of the Code prior to the Closing.

(e)      No Group Company has any liability for the Taxes of any Person (other than another Group Company) under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign Tax law), as a transferee or successor, by Contract or otherwise (excluding customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes).

(f)      No Group Company has at any time within the past two (2) years constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify in whole or in part for Tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(g)      With respect to any taxable year for which the statute of limitations for assessment is open, no Group Company has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(h)      No Group Company is subject to any private letter ruling of the IRS or comparable ruling of any other governmental authority, in each case, that would have binding effect on any Group Company after the Closing.

(i)      Any reference in this Section 3.12 to a Group Company shall be deemed to include a reference to any entity that shall have merged with or liquidated or converted into a Group Company.

Section 3.13.    Labor Matters.

(a)      Members Mutual and the Group Companies are in material compliance with all Applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, such laws relating to labor relations, equal employment opportunities, fair employment practices, prohibited discrimination, occupational health and safety, immigration, workers’ compensation, unemployment, the payment of social security and other taxes, and other similar employment activities.

(b)      There are, and for the last three (3) years there has been no, material labor or employment disputes involving Members Mutual or any Group Company currently subject to any grievance procedure, arbitration, litigation or other proceeding, and there are no pending or, to the Knowledge of Members Mutual, threatened filings of unfair labor practice charges certification petitions regarding representation of employees, or other labor or employment claims or charges at any Government Entity. Neither Members Mutual nor any Group Company is a party to or bound by any collective bargaining agreement.

(c)      Each individual who is currently performing, or who has performed services as an independent contractor or consultant of Members Mutual or any Group Company is and has been properly characterized as such based on the applicable standards under Applicable Law, except to the extent such improper characterization was not or would not reasonably be expected to be material. Each employee classified as being exempt from an employer’s obligation to pay overtime is and has been properly characterized as such based on the applicable standards under applicable law. No individual who has performed services for Members Mutual or any Group Company has been improperly included or excluded from participation in any Benefit Plan based on the applicable standards under Applicable Law, except to the extent such improper inclusion or exclusion was not or would not reasonably be expected to be material. There is no officer or Key Employee who has given written notice of intention to terminate his, her or their employment with Members Mutual or any Group Company.

Section 3.14.    Benefit Plans.

(a)      The Disclosure Schedule identifies all Benefit Plans maintained by the Group Companies. Copies of each such Benefit Plan have been made available to the Standby Purchaser.

(b)      All Benefit Plans comply in all material respects with (i) relevant provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”) and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the Code relevant to such treatment.

(c)      Each Benefit Plan has been maintained in material compliance with its terms and with the requirements prescribed by all Applicable Laws.

(d)      There has been no amendment to, written interpretation of or announcement (whether or not written) by Members Mutual or relating to, or change in employee participation or coverage under, any Benefit Plan that would materially increase the expense of maintaining such Benefit Plan above the level of the expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

(e)      There is no action, claim, suit, investigation, audit or proceeding pending against or involving or, to the Knowledge of Members Mutual, threatened against or involving any Benefit Plan before any arbitrator or any Government Entity and no facts or circumstances exist that would reasonably be expected to give rise to any such action, claim, claim, suit, investigation, audit or proceeding.

(f)      Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby shall, either alone or in connection with any other event(s) give rise to any “excess parachute payment” as defined in Section 280G(b)(1) of the Code, any excise tax owing under Section 4999 of the Code or any other amount that would not be deductible under Section 280G of the Code.

Section 3.15.    Absence of Undisclosed Liabilities. Members Mutual has no liabilities or obligations, contingent or otherwise, except (a) liabilities and obligations in the respective amounts reflected on or reserved against in Members Mutual’s consolidated balance sheet as of December 31, 2018 included in the Financial Statements, and (b) liabilities and obligations incurred in the ordinary course of business consistent with past practice since that date.

Section 3.16.    Litigation. Except for denial-of-benefit claims litigation arising in the ordinary course of business for which appropriate reserves have been established or as set forth in the Disclosure Schedule, there is no suit, action, arbitration, claim, proceeding, investigation or similar legal proceeding (whether at law or equity, before or by any Government Entity or before any arbitrator) (“Action”) pending or, to the Knowledge of Members Mutual, threatened against or affecting Members Mutual or any Group Company, that if adversely determined would reasonably be expected to result in liabilities to Members Mutual or any Group Company in excess of $500,000 individually or would reasonably be expected to result in injunctive relief against Members Mutual or any Group Company.

Section 3.17.    Material Contracts.

(a)      The Disclosure Schedules set forth a true, correct, and complete list of all of all of the following written contracts and other written agreements to which Members Mutual or any Group Company is a party (collectively, “Material Contracts”):

(i)      any agreement (or group of related agreements) in respect to the furnishing of goods, equipment or the performance of services (including third-party insurance policy administration and other functions) of which have involved consideration in excess of $500,000 in the twelve (12)-month period immediately preceding the date of this Agreement or which provide for aggregate payment of more than $500,000 over the remaining term of such agreement or related agreements;

(ii)      all sales, broker, distributor, dealer, franchise, agency, sales promotion, market research, marketing, consulting and advertising contracts and agreements which have involved consideration in excess of $500,000 in the twelve-month period immediately preceding the date of this Agreement or which provide for aggregate payment of more than $500,000 over the remaining term of such agreement or related agreements;

(iii)      any employment, consulting or severance contract or arrangement with any officer, director or employee of Members Mutual or any Group Company, except for “at will” arrangements;

(iv)      any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors or employees of Members Mutual or any Group Company;

(v)      all contracts or agreements granting to any Person an option or a first refusal, first-offer or similar preferential right to purchase or acquire any ownership interests or material assets (including, without limitation, insurance accounts or a book of business) of Members Mutual or any Group Company;

(vi)      any lease, sublease, including all amendments, extensions, and renewals with respect thereto, pursuant to which Members Mutual or any Group Company uses or occupies any land, building, structures, improvements or other real property;

(vii)      any agreement or instrument evidencing or related to indebtedness for borrowed money, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Members Mutual or any Group Company is an obligor to any person in excess of $500,000;

(viii)      Any partnership and joint venture, or similar agreements

(ix)      All agreements that contain exclusive dealing or minimum purchase requirements for amounts in excess of $500,000;

(x)      All agreements with any of the respective officers and directors of Members Mutual or any Group Company or Affiliates of such officers or directors, except with respect to remuneration for services rendered as a director, officer or employee of Members Mutual or any Group Company;

(xi)      All agreements involving (i) the resolution or settlement of any actual or threatened action entered into after January 1, 2013 or (ii) a Government Entity with obligations extending after the date hereof;

(xii)      All contracts or agreements providing for change in control, retention, or severance payments to any employees, directors, officers or individual independent contractors of Members Mutual or any Group Company;

(xiii)      Any agreement under which Members Mutual or any Group Company has advanced or loaned any amount to any of its directors, officers, or employees;

(xiv)      any contracts or agreements containing (i) any grant (or covenant not to assert) by Members Mutual or any Group Company to another Person of or regarding any right relating to or under the Owned Intellectual Property, or (ii) any grant (or covenant not to assert) by another Person to Members Mutual or any Group Company of or regarding any right relating to or under any third Person’s Intellectual Property rights (collectively, “IP Licenses”); in each case, excluding IP Licenses to (A) “open source” software code, (B) licenses to commercially available computer software licensed under “shrink wrap,” “click wrap,” or other standard form licenses for an annual or aggregate fee of no more than $150,000, and (C) nonexclusive licenses to Owned Intellectual Property granted by Members Mutual or any Group Company to customers in the ordinary course of business;

(xv)      any contract limiting the freedom of Members Mutual or any Group Company to engage in any type of business or region permissible under law, including non-compete or customer non-solicit requirements;

(xvi)      all reinsurance and retrocessional treaties and agreements to which Members Mutual or any Group Company is a party and has any existing rights or obligations and upon which Members Mutual’s or any Group Company’s business is substantially dependent; and

(xvii)      any other agreement that involves consideration in excess of $500,000 in the twelve (12)-month period immediately preceding the date of this Agreement.

(b)      True and correct copies of all Material Contracts (together with all amendments, waivers or other changes thereto in writing) have been made available to Standby Purchaser on or before the date hereof. Such Material Contracts are valid, binding and in full force and effect in all material respects on the date hereof. Neither Members Mutual nor any Group Company (nor, to the Knowledge of Members Mutual, any other party to any such Material Contract) has breached any material provision of, or is in default (or alleged to be in default or breach) in any material respect under, any material term of, any such Material Contract. To the Knowledge of Members Mutual, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute a material event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration of or other changes of or to any material right or obligation or the loss of any material benefit thereunder.

Section 3.18.    Intellectual Property.

(a)      Section 3.18(a) of the Disclosure Schedules sets forth a complete and correct list of all of the following Intellectual Property included in the Owned Intellectual Property: (A) issued Patents and pending applications for Patents, (B) domain name registrations and social media accounts, (C) registered Marks and pending applications for registration of Marks, and (D) registered Copyrights and pending applications for registration of Copyrights (collectively, the “Scheduled Intellectual Property”). All

Scheduled Intellectual Property is subsisting, and to the Knowledge of Members Mutual, valid and enforceable.

(b)      Members Mutual or a Group Company solely and exclusively owns each item of Owned Intellectual Property, in each case, free and clear of all Encumbrances, except where the failure to so own any Intellectual Property right, has not had or would not have or be reasonably likely to result in a Material Adverse Effect. To the Knowledge of Members Mutual, the Owned Intellectual Property, along with the Intellectual Property licensed to Members Mutual or a Group Company pursuant to a valid written IP License (when used within the scope of the applicable IP License), constitutes all of the Intellectual Property necessary and sufficient for the conduct and operation of the business of the Company as presently conducted, except as has not had or would not have or be reasonably likely to result in a Material Adverse Effect.

(c)      To the Knowledge of Members Mutual, the business and operations of Members Mutual or the Group Companies as conducted in the past has not infringed, misappropriated or otherwise violated, and as presently conducted does not currently infringe upon, misappropriate, or otherwise violate, any Intellectual Property rights of any Person. Members Mutual and the Group Companies (i) are not the subject of any pending Action, and have not received written notice of any threatened Action, either (A) involving a claim of infringement, misappropriation, or other violation by any Person against Members Mutual or the Group Companies, or (B) challenging the ownership, use, validity or enforceability of any Owned Intellectual Property; and (ii) have not received any written notice of any claim or Action involving or alleging any of the foregoing during the three year period preceding the date of this Agreement.

(d)      To the Knowledge of Members Mutual, no Person has during the three year period preceding the date of this Agreement infringed upon, misappropriated or otherwise violated, or is currently infringing upon, misappropriating or otherwise violating, any Intellectual Property rights of Members Mutual or any Group Company. Neither Members Mutual nor any Group Company has made any such claims or allegations against any Person alleging any of the foregoing during the three year period preceding the date of this Agreement, and no Action is pending against a third Person.

(e)      Members Mutual and each Group Company have taken reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets included in the Owned Intellectual Property.

(f)      The computer systems, networks, hardware, Software, databases, websites, and equipment used to process, store, maintain and operate data, information and functions used in connection with the business of Members Mutual and the Group Companies (the “Company IT Systems”) do not, to the Knowledge of Members Mutual, contain any viruses, worms, trojan horses, contaminants or similar devices that: (A) materially disrupt or adversely affect the functionality of any Company IT Systems, except as disclosed in their documentation; or (B) enable or assist any Person to access without authorization any Company IT Systems, except where such device, has not had or would not have or be reasonably likely to result in a Material Adverse Effect.

Section 3.19.    Personal Information.

(a)      Members Mutual and each Group Company have established and is in compliance in all material respects with its current privacy policies posted to an external-facing website of Members Mutual or any Group Company, or otherwise made available or communicated in writing to third parties by Members Mutual or any Group Company and terms of use available on its website(s) (and has been, during the period during which they were in effect, in compliance in all material respects with all of their historical privacy policies and terms of use) pertaining to the receipt, collection, access, storage, transfer and use of Personal Information. No such publicly available privacy policies or communications of Members Mutual or any Group Company have been inaccurate, misleading or deceptive in any material respect.

(b)      Members Mutual and each Group Company have at all times complied with all applicable Privacy Laws in all material respects. Neither Members Mutual nor any Group Company has received any notice of any claims of, or been charged with the violation of applicable Privacy Laws or contractual commitments entered into regarding Personal Information.

(c)      Members Mutual and each Group Company has implemented and at all times maintains in place commercially reasonable administrative, physical and technical security measures and safeguards to protect Personal Information against illegal or unauthorized access or use, or access or use by its personnel or third parties in a manner that violates applicable Privacy Laws. To the Knowledge of Members Mutual, there have been no data breaches, unauthorized access to or use or disclosure of any Personal Information under the control or possession of Members Mutual or any Group Company.

(d)      Members Mutual and each Group Company have in place and maintain in effect reasonable redundancy, business continuity and disaster recovery plans, procedures and facilities appropriate for the nature of the risks associated with its business to safeguard its data, systems, and Personal Information, and enable the ongoing conduct of its businesses in the event of a disaster or systems outage.

Section 3.20.    Anti-Bribery, Anti-Corruption, and Anti-Money Laundering Laws. During the last five (5) years and to the Knowledge of Members Mutual, neither Members Mutual nor any Group Company, nor any of their respective officers, directors, employees, agents, representatives, consultants, or any other Person acting for or on behalf of Members Mutual nor any Group Company, has, directly or indirectly, violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., the Money Laundering Control Act, or any other applicable antimony laundering, anti-bribery, or anti-corruption laws, rules, or regulations.

Section 3.21.    Sanctions. Within the past five (5) years and to the Knowledge of Members Mutual, neither Members Mutual nor any Group Company, nor any of their respective officers, directors, employees, agents, representatives, consultants, or any other Person acting for or on behalf of Members Mutual nor any Group Company (a) is a Person with whom transactions are prohibited or limited under any economic sanctions laws, rules, or regulations, including those administered by the U.S. government (including, without limitation, the Office of Foreign Assets Control), the United Nations Security Council, the European Union, or Her Majesty’s Treasury, (b) has violated any economic sanctions laws, rules, or regulations within the last five year or has violated The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Public Law No. 107-56) signed into law October 26, 2001)), as amended. Within the past five (5) years, neither Members Mutual nor any Group Company has made any voluntary disclosures to Government Entity under economic sanctions laws, rules, or regulations; been the subject of any governmental investigation or inquiry regarding compliance with such laws, rules, or regulations; or been assessed any fine or penalty under such laws, rules, or regulations.

Section 3.22.    Related Party Transactions. Except as set forth in Section 3.22 of the Disclosure Schedule, neither Members Mutual nor any Group Company is a party to any agreement or understanding with any current or, to the Knowledge of Members Mutual, former director, manager, officer or employee of Members Mutual or any Group Company except for agreements related to employment or severance agreements (which agreements were made in the ordinary course of business) and no current or former director, manager, officer or employee of Members Mutual or any Group Company owns any material asset, tangible or intangible, used in the business of Members Mutual or any Group Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF HOLDCO

Except as otherwise disclosed to the Standby Purchaser in the Disclosure Schedule, HoldCo represents and warrants to the Standby Purchaser as follows:

Section 4.1.    Organization. HoldCo is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. HoldCo was formed in 2013 to be the holding company for Members Mutual upon its conversion to stock form. HoldCo has no Subsidiaries, no assets or liabilities, and has not engaged in any business activities. Upon the Closing, HoldCo will own all of the issued and outstanding capital stock of Converted Members Mutual, free and clear of Encumbrances except as set forth in this Agreement or the Related Documents.

Section 4.2.    Capitalization. As of the Closing Date, the authorized capital stock of HoldCo will consist of (a) 30,000,000 shares of Common Stock. As of the date hereof, one share of HoldCo capital stock is issued and outstanding and held by Members Mutual. When issued pursuant to the Plan of Conversion and this Agreement, all of the issued and outstanding shares of Common Stock will be validly issued, fully paid and nonassessable. Except for the shares of Common Stock to be issued pursuant to the terms of the Plan of Conversion or this Agreement or as described in the Prospectus, there are no outstanding (a) securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase equity interests, equity-based compensation, “phantom” equity or similar interests of any Group Company; (b) options, warrants, subscriptions, calls, rights, equity-based compensation or awards, stock appreciation rights, or other agreements, to which any Group Company is a party, to purchase or subscribe for the equity interests, equity-based compensation, “phantom” equity or similar interests of any Group

Company; or (c) contracts, commitments, agreements, understandings or arrangements of any kind, to which any Group Company is a party, relating to the issuance, transfer, sale, redemption, repurchase or acquisition of any equity interests, equity-based compensation, “phantom” equity or similar interests of any Group Company or any such convertible or exchangeable securities or any such options, warrants, calls or rights.

Section 4.3.    Authority Relative to this Agreement. HoldCo has the requisite corporate power and authority to enter into this Agreement and each of the Related Documents to which it is a party and to carry out its obligations hereunder and thereunder. The execution, delivery and performance by HoldCo of this Agreement and each of the other Related Documents to which it is a party, and the consummation by HoldCo of the transactions contemplated hereby and thereby have been duly authorized by the HoldCo Board, and no other corporate proceedings on the part of HoldCo are necessary to authorize this Agreement and the Related Documents or the transactions contemplated hereby and thereby. This Agreement and each of the Related Documents to which it is a party has been duly and validly executed and delivered by HoldCo and (assuming each constitutes a valid and binding obligation of the other parties thereto) constitutes a valid and binding agreement of HoldCo, enforceable against HoldCo in accordance with its terms, subject to (i) the application of bankruptcy, receivership, conservatorship, reorganization, insolvency and similar laws affecting creditors’ rights generally and (ii) equitable principles being applied at the discretion of a court before which any proceeding may be brought.

Section 4.4.    Validity of Stock and Issuance. The Standby Shares (a) are duly authorized, (b) when issued and sold to the Standby Purchaser will be validly issued, (c) after receipt of all consideration due therefor, will be fully paid and nonassessable, and (d) will be free and clear of Encumbrances except as set forth in this Agreement or the Related Documents.

Section 4.5.    Registration Statement. At the time the Registration Statement becomes effective, the Registration Statement and the Prospectus will contain all material statements that are required to be stated therein in accordance with the Securities Act and the rules and regulations of the SEC, and will in all material respects conform to the requirements of the Securities Act and the rules and regulations of the SEC; neither the Registration Statement nor the Prospectus, nor any amendment or supplement thereto, on such dates, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The representation and warranty made in this Section 4.5 does not apply to statements made or statements omitted in reliance upon and in conformity with written information furnished to HoldCo or any Group Company by or on behalf of the Standby Purchaser expressly for use in the Registration Statement or Prospectus or any amendment thereof or supplement thereto.

Section 4.6.    Offering Exemption. Assuming that the representations and warranties contained in Section 2.6 are true and correct, the offer, sale and issuance of the Standby Shares in conformity with the terms of this Agreement are exempt from the registration requirements of the Securities Act and are exempt from the qualification or registration requirements of applicable state securities laws. Neither HoldCo nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Standby Shares to any Person or Persons so as to bring the sale of such Standby Shares by HoldCo within the registration provisions of the Securities Act or any state securities laws.

Section 4.7.    Consents and Approvals; No Violations.

(a)      Except for the Governmental Approvals, no filing with, and no permit, authorization, consent or approval of, any Government Entity is necessary for the execution, delivery and performance of this Agreement by HoldCo and the consummation of the transactions contemplated hereby.

(b)      No consent or approval of any other party (other than any Government Entity) is required to be obtained by HoldCo or any Group Company for the execution, delivery or performance of this Agreement or the performance by HoldCo of the transactions contemplated hereby.

(c)      Neither the execution, delivery or performance by HoldCo of this Agreement or the other Related Documents to which it is a party, nor the consummation by HoldCo of the transactions contemplated hereby or thereby, nor compliance by HoldCo with any of the provisions hereof or thereof, will:

(i)      conflict with or result in any breach of any provisions of the Constituent Documents of HoldCo;

(ii)      result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension or revocation) under, any of the terms, conditions or provisions of any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan or other instrument or obligation to which HoldCo or any Group Company is a party or by which it or any of its properties or assets may be bound;

(iii)      subject to obtaining the Governmental Approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to HoldCo or any of its properties or assets;

(iv)      result in the creation or imposition of any Encumbrance on any asset of HoldCo; or

(v)      cause the suspension or revocation of any permit, license, governmental authorization, consent or approval necessary for HoldCo to conduct its business as currently conducted;

except in the cases of clauses (ii) through (v) above, where the violation, breach, conflict, default, termination, cancellation, vesting, payment, exercise, acceleration, suspension, revocation, failure to give notice, or creation or imposition of Encumbrance would not, individually or in the aggregate, have a Material Adverse Effect.

(d)      No vote of any stockholder of HoldCo is required by law, the Constituent Documents of HoldCo or otherwise in order for HoldCo to consummate the transactions contemplated by this Agreement and the Related Documents.

Section 4.8.    Brokers. Except for the Investment Bankers, no person is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by HoldCo in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of HoldCo. HoldCo has disclosed to the Standby Purchaser the fees payable to the Investment Bankers in connection with the transactions contemplated hereby.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE CLOSING

Section 5.1.    Conduct of Business by each Group Company Pending the Closing. From the date hereof until the Closing Date, unless (i) the Standby Purchaser shall otherwise consent in writing, (ii) set forth in Schedule 5.1 as expressly permitted, or (iii) expressly permitted by or required pursuant to this Agreement, each Group Company shall conduct its businesses in the ordinary course consistent with past practice and in compliance in all material respects with all Applicable Laws, and shall, to the extent consistent therewith, use commercially reasonable efforts to (i) preserve intact its business organization and goodwill and relationships with third parties (including relationships with policyholders, insureds, agents, underwriters and brokers), (ii) keep available the services of its current Key Employees, and (iii) maintain its current rights and franchises. In addition to, and without limiting the generality of the foregoing, except as set forth in Schedule 5.1 or as contemplated by the Plan of Conversion or the Prospectus or as otherwise expressly permitted by or required pursuant to this Agreement, from the date hereof until the Closing Date, without the prior written consent of the Standby Purchaser, no Group Company shall:

(a)      adopt or propose any change in its Constituent Documents;

(b)      issue or purchase, redeem or otherwise acquire, any share of capital stock or “phantom” equity or any option, warrant, subscription right, or other right to purchase capital stock or “phantom” equity or any security convertible into or exchangeable for capital stock or “phantom” equity (other than grants under Members Mutual’s Long Term Incentive Plan in amounts consistent with past practice);

(c)      declare, set aside, or pay any cash or non-cash dividend or make any cash or non-cash dividend or distribution in respect of the outstanding equity securities of Members Mutual or any Group Company, provided, however, that this restriction shall not apply to ordinary cash dividends paid by Fidelity Life consistent with past practice in order to fund holding company operating expenses;

(d)      (i) merge or consolidate with any other Person or (ii) acquire a material amount of the assets or equity of any other Person;

(e)      sell, lease, license, subject to an Encumbrance, or otherwise surrender, relinquish or dispose of any material assets or property except, (A) pursuant to existing written contracts or commitments, or (B) in the ordinary course of business consistent with past practice;

(f)      (i) enter into or amend any employment agreement that constitutes a Material Contract, (ii) adopt, enter into, terminate or amend any Benefit Plan that would increase the cost of such Benefit Plan to Members Mutual, (iii) increase in any manner the compensation, bonus or fringe or other benefits of, or pay any bonus to, any current or former director, officer, employee or consultant, except in the ordinary course of business consistent with past practice, (iv) pay any benefit or amount not required under any Benefit Plan, (v) grant or pay any severance or termination pay or increase in any manner the severance or termination pay of any current or former director, officer, employee or consultant, except in the ordinary course of business consistent with past practice;

(g)      change any method of accounting or accounting practice, except for any such required change in U.S. GAAP or the applicable Statutory Accounting Practices;

(h)      make, change or revoke any material written Tax election, settle or compromise any material Tax claim or liability, change (or make a request to any governmental entity to change) any material aspect of its method of accounting for Tax purposes, file any amended Tax Return, prepare any income or other material Tax Return in a manner that is materially inconsistent with the past practice of any Group Company (unless required by Applicable Law), surrender any claim for a refund of a material amount of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment;

(i)      other than in the ordinary course of business consistent with past practice, modify or amend in any material respect or terminate any Material Contract or enter into any new agreement which would have been considered a Material Contract if it were entered into at or prior to the date hereof;

(j)      abandon, modify, waive, terminate or otherwise change any of its insurance licenses, except as may be required in order to comply with Applicable Law;

(k)      enter into any agreement with or consent to any order to be issued by any Government Entity that obligates any Group Company to either take or forbear from taking any action that materially modifies the manner in which Members Mutual and the Group Companies have conducted the business in the ordinary course consistent with past practice or which obligates any Group Company to pay a fine or restitution in excess of $500,000;

(l)      make any material loans, indebtedness or advances to any Person or assume or guarantee any obligations of any Person, except for existing financing arrangements or otherwise in the ordinary course of business;

(m)     incur any indebtedness for borrowed money in excess of $500,000;

(n)      acquire any material properties or assets or sell, assign, license, transfer, convey or otherwise dispose of any of the material properties or assets of Members Mutual and the Group Companies with a value in excess of $500,000 individual or $1,000,000 in the aggregate;

(o)      enter into any material new lines of business or products (other than any new accidental death, term, whole, or universal life insurance products or substantially similar products for which prior written notice has been given to the Standby Purchaser before launch), except for those businesses or products in which Members Mutual or any Group Company are engaged on the date hereof;

(p)      materially alter the practices or rates of any Group Company related to earned commission from external customers;

(q)      pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), in each case, other than (i) settlement of policy claims or other payments, discharges, settlements or satisfactions in the ordinary course of business consistent with past practice, whether or not reinsured, (ii) settlements of litigation (other than claims litigation) that individually do not exceed $750,000 or, in the aggregate, $2,000,000, or (iii) payment of indebtedness, debt securities, guarantees, loans, advances and capital contributions made in the ordinary course of business consistent with past practices and in accordance with scheduled amortization or repayment schedules;

(r)      form or cause the formation of any Subsidiary;

(s)      amend the terms of the compensation payable to the Investment Bankers or any of their Affiliates in connection with the consummation of the Subscription Offering and/or the Standby Offering in a manner that is less favorable to any of the Group Companies as compared to the amounts set forth in the engagement letter with the Investment Bankers dated April 18, 2016, as amended on June 6, 2018; or

(t)      agree or commit to do any of the foregoing.

Section 5.2.    Notification. From the date of this Agreement until the Effective Date of the Registration Statement or the earlier termination of this Agreement pursuant to Article VIII, Members Mutual shall promptly, upon becoming aware, disclose to Standby Purchaser in writing (in the form of an updated Disclosure Schedule (each such additional written disclosure, a “Disclosure Schedule Supplement”)) if HoldCo or Members Mutual becomes aware of any matter, action, event, condition or circumstance which, if existing at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or which is otherwise necessary to correct any information in such Disclosure Schedule which has been rendered inaccurate thereby. Such Disclosure Schedule Supplements shall amend and supplement the appropriate sections of the Disclosure Schedule delivered on the date hereof; provided, that a Disclosure Schedule Supplement may only amend sections of this Agreement to reflect matters, actions, events, conditions or circumstances (a) occurring or arising after the date hereof, and (b) which are not the result of the failure by any Group Company to perform or comply with any covenant set forth in this Agreement; provided, further, that such Disclosure Schedule Supplement shall not affect the Standby Purchaser’s right to terminate this Agreement in accordance with Section 8.4(a) so long as Standby Purchaser exercises its right to so terminate within 30 days of delivery of such Disclosure Schedule Supplement, otherwise Standby Purchaser shall be deemed to have waived its right to terminate this Agreement pursuant to Section 8.4(a) with respect to such Disclosure Schedule Supplement.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1.    Access and Information; Confidentiality.

(a)      Members Mutual and HoldCo shall each afford to the Standby Purchaser and its financial advisors, legal counsel, accountants, consultants, financing sources and other authorized representatives reasonable access during normal business hours throughout the period prior to the Closing Date to all of its books, records, properties, plants and personnel and, during such period, each shall furnish as promptly as practicable to the Standby Purchaser (a) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal securities laws, and (b) all other information as the Standby Purchaser may reasonably request, provided that no investigation by the Standby Purchaser or other information received by the Standby Purchaser shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made hereunder or the conditions to the obligation of the respective parties to consummate the transactions contemplated hereby.

(b)      All information provided to the Standby Purchaser and its representatives pursuant to Section 6.1(a) prior to the Closing shall be held by the Standby Purchaser as Evaluation Material (as defined in the Confidentiality Agreement) and shall be subject to the Confidentiality Agreement, the terms of which are incorporated herein by reference. As used herein, “Confidentiality Agreement” shall mean the confidentiality agreement between the Standby Purchaser and Members Mutual, dated as of March 10, 2018.

Section 6.2.    Capital Needs Assessment. Following the Closing, the Standby Purchaser agrees and acknowledges that the HoldCo Board shall direct HoldCo management to undertake and complete, within six (6) months after the Closing, an assessment of the current and projected capital reasonably required to be maintained at HoldCo to support the current and near term projected adequacy of capital levels at Fidelity Life and Efinancial and holding company expenses at HoldCo (the “Capital Needs Assessment”). If as a result of the Capital Needs Assessment, HoldCo management determines that the amount of capital retained by HoldCo exceeds the reasonable current and near term projected capital requirements, HoldCo management shall determine the amount of excess capital (if any) (“Excess Capital”) that may be available for distribution to HoldCo’s stockholders as a return of capital in the form of a special dividend and may recommend to the HoldCo Board that it consider the declaration of a special dividend in an amount not to exceed the amount of Excess Capital, it being understood that any decision regarding the declaration of any dividend, and the amount thereof, will be in the sole discretion of the HoldCo Board and will depend on many factors, including without limitation the Capital Needs Assessment, general economic and business conditions, HoldCo’s financial results and condition, legal and regulatory requirements (including compliance with Delaware law) and any other factors that the HoldCo Board may deem relevant.

Section 6.3.    Filings; Other Actions.

(a)      Subject to the terms and conditions herein provided, as promptly as practicable, HoldCo, Members Mutual and the Standby Purchaser shall: (i) make all filings required by the insurance regulatory authorities in Illinois, including, without limitation, the filing of the Standby Purchaser Form A by the Standby Purchaser, and any other relevant jurisdictions that may be required to be made in connection with this Agreement and Related Documents and the transactions contemplated hereby and thereby, (ii) use reasonable best efforts to cooperate with each other in timely making all such filings and timely seeking all other consents, approvals, permits, notices or authorizations (including obtaining the HSR Approval, if applicable) as may be required to be made in connection with this Agreement and Related Documents and the transactions contemplated hereby and thereby, and (iii) use reasonable best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary or appropriate to consummate the transactions contemplated hereby as soon as practicable; provided, that no party hereto shall be required to agree to any Burdensome Condition in connection with seeking or obtaining such approvals from any Government Entity. In connection with the foregoing, Members Mutual will provide the Standby Purchaser, and the Standby Purchaser will provide Members Mutual, with copies of material correspondence, filings or communications between such party or any of its representatives, on the one hand, and any Government Entity or members of their respective staffs, on the other hand, with respect to this Agreement or Related Documents and the transactions contemplated hereby and thereby, and will keep the other party apprised of the status of any material communications with and any inquiries or request for additional information from any Government Entity; provided, that each party will provide the other party with a reasonable opportunity to review such documents prior to the filing thereof and reasonably consider any comments suggested by the other party or its counsel.

(b)      The Standby Purchaser will cooperate with Members Mutual with respect to all matters coming before the Department in connection with this Agreement, the Related Documents and the transactions contemplated hereby and thereby, and Members Mutual will cooperate with Standby Purchaser with respect to all matters coming before the Department in connection with the Standby Purchaser Form A.

(c)      The Standby Purchaser and Member Mutual shall be responsible for their respective fees and all costs of all regulatory filings related to any approvals from any Government Entity.

Section 6.4.    Public Announcements. Until the Closing Date, except for any filings with the Department or SEC or other filings or communications contemplated by this Agreement, the Related Documents or the Plan of Conversion and the transactions contemplated hereby and thereby, no party to this Agreement will issue any press release or otherwise make any public statement, make any public filing or respond to any press inquiry in each case with respect to this Agreement, any Related Document or the transactions contemplated hereby and thereby without the prior approval of each of the other parties (which approval will not to be unreasonably withheld), except as may be required by Applicable Law or by obligations pursuant to any listing agreement with any national or regional securities exchange.

Section 6.5.    Tax Treatment. The parties hereto acknowledge that the Conversion is intended to constitute a reorganization pursuant to Code Section 368(a)(1)(E) for Tax purposes. None of Members Mutual, HoldCo, or the Standby Purchaser shall take any action, and no such party shall allow an Affiliate of such party to take any action, if such action or failure to act could prevent or impede the Conversion from qualifying as a “reorganization” within the meaning of Code Section 368(a)(1)(E). Unless otherwise required by a “determination” within the meaning of Section 1313 of the Code, none of the Members Mutual, HoldCo, or the Standby Purchaser or any of their Affiliates shall take any position on any Tax Return or for any Tax purposes that is inconsistent with the Conversion qualifying as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code.

Section 6.6.    Further Assurances. Subject to the terms and conditions of this Agreement, the Standby Purchaser, HoldCo and Members Mutual will each use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Laws to consummate the transactions contemplated by this Agreement and Related Documents, including (i) preparing and filing as promptly as practicable with any Government Entity or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents; (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Government Entity or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

Section 6.7.    Post-Closing Standstill Provision. During the Standstill Period, except in connection with a Sale of the Company to a Third Party Purchaser, the Standby Purchaser agrees that, without the prior written consent of a majority of the Company Designees, neither the Standby Purchaser, nor any of its Affiliates or Associates nor any Person acting at their direction or on their behalf, will, directly or indirectly:

(a)      with respect to HoldCo or the Common Stock, make, engage or in any way participate in, directly or indirectly, any “solicitation” (as such term is used in the proxy rules of the SEC) of proxies or consents (whether or not relating to the election or removal of directors); seek to advise, encourage or influence any Person with respect to the voting of any Common Stock (other than Affiliates or Associates); initiate, propose or otherwise “solicit” (as such term is used in the proxy rules of the SEC) stockholders of HoldCo for the approval of stockholder proposals whether made pursuant to Rule 14a-8 or Rule 14a-4 under the Exchange Act, or otherwise, or cause or encourage or attempt to cause or encourage any other Person to initiate any such stockholder proposal; otherwise communicate with HoldCo’s stockholders or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act; or participate in, or take any action pursuant to, any “shareholder access” proposal which may be adopted by the SEC, whether in accordance with previously proposed Rule 14a-11 or otherwise;

(b)      seek, propose, or make any statement (except for (i) the Standby Purchaser Designees acting solely in their capacity as directors of HoldCo, (ii) by offers or proposals to the Board which do not require or result in public disclosure, or (iii) communications to existing and prospective investors and limited partners in Fund IV and affiliated investment vehicles thereof which do not require or result in public disclosure or an amendment to a Schedule 13D or any other filings of the Standby Purchaser pursuant to the Exchange Act regarding the Standby Purchaser’s beneficial ownership in HoldCo, in each case in connection with the Sale of the Company to a Third Party Purchaser) with respect to any merger, consolidation, business combination, tender or exchange offer, sale or purchase of assets, sale or purchase of securities, dissolution, liquidation, restructuring, recapitalization or similar transactions of or involving HoldCo or any of its Affiliates or Associates;

(c)      acquire, offer or propose to acquire, or agree to acquire (except by way of stock dividends, stock splits or other distributions or offerings made available to holders of any shares of Common Stock generally), directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another Person, by joining a partnership, limited partnership, syndicate or other “group” (within the meaning of section 13(d)(3) of the Exchange Act) or otherwise, any shares of Common Stock, Equity Securities, or any loans, debt securities, or assets of HoldCo or any of its Subsidiaries, or rights or options to acquire interests in any of the loans, debt securities, Equity Securities or assets of HoldCo or any of its Subsidiaries;

(d)      form, join or in any way participate in a “group” (within the meaning of section 13(d)(3) of the Exchange Act) with respect to any shares of Common Stock, other than a group composed solely of the Standby Purchaser;

(e)      deposit any shares of Common Stock in any voting trust or subject any shares of Common Stock to any arrangement or agreement with respect to the voting of any shares of Common Stock;

(f)      act alone or in concert with others to control or seek to control, or influence or seek to influence, the management of HoldCo, the HoldCo Board or policies of HoldCo (other than control or voting of Standby Purchaser or any Standby Purchaser Designees as contemplated by this Agreement) (except for the Standby Purchaser Designees acting solely in their capacity as directors of HoldCo);

(g)      make any demand or request for any shareholder list, or any related material, or for the books and records of HoldCo or its Affiliates;

(h)      seek, alone or in concert with others, election or appointment to or representation on, or nominate or propose the nomination of any candidate to, the board of directors of HoldCo, or seek the removal of any member of the HoldCo Board, in a manner inconsistent with this Agreement (including Section 1.4);

(i)      have any discussions or communications, or enter into any arrangements, understanding or agreements (whether written or oral) with, or instigate, advise, finance, assist or encourage, any other Person in connection with any of the foregoing (including by granting any waiver to any legal, financial, public relations, proxy solicitation or other firm that represented or was engaged by the Standby Purchaser, its Affiliates, Associates or any of their legal counsel with respect to HoldCo, which waiver would permit any such firm to represent any Person in connection with matters relating to HoldCo), or make any investment in or enter into any arrangement with any other Person that engages, or offers or proposes to engage, in any of the foregoing;

(j)      sell, transfer, assign, lend, convey, gift, mortgage, pledge, encumber, hypothecate or otherwise dispose of, directly or indirectly, including, through any merger, consolidation, reorganization, recapitalization, tender offer, exchange offer, or other similar transaction (a “Transfer”), any Standby Shares except to an Affiliate of the Standby Purchaser who agrees in writing to be bound by the terms of this Agreement; or

(k)      otherwise take, or solicit, cause or encourage others to take, any action inconsistent with any of the foregoing.

The provisions of this Section 6.7 are intended to be for the benefit of the Group and will be enforceable by the Company Designees against the Standby Purchaser and each Group Company during the Standstill Period. For the avoidance of doubt, the provisions of this Section 6.7 shall not prevent the HoldCo Board nor the Standby Purchaser, nor any of its Affiliates or Associates nor any Person acting at their direction or on their behalf from hiring financial advisers, soliciting indications of interest, providing information, or engaging in or entering into discussions, communications, arrangements, understandings or agreements with, or instigating, advising, financing, assisting, or encouraging a Third Party Purchaser solely in connection with a potential Sale of the Company to such Third Party Purchaser.

Section 6.8.      Director and Officer Indemnification and Insurance.

(a)      All rights to indemnification, advancement of expenses and exculpation by each Group Company now or hereafter existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of such Group Company, as provided in the articles of incorporation or by-laws (or similar organization documents) of such Group Company, in each case as in effect on the date of this Agreement (or in the case of HoldCo, the Closing Date), shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms. HoldCo agrees that at or prior to the Closing it shall enter into an indemnification agreement with each of the Standby Purchaser Designees and each member of the Advisory Board in a form previously agreed to by the parties.

(b)      Parties hereto agree to maintain in effect for a period of six years after the Closing Date the current policies (or substantially similar policies with the same or increased limits) of directors’ and officers’ liability insurance maintained by each Group Company immediately prior to the Closing Date; provided that each Group Company may substitute therefor policies of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of such Group Company when compared to the insurance maintained by such Group Company as of the date hereof.

(c)      The obligations of the Parties under this Section 6.8 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 6.8 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 6.8 applies shall be third-party beneficiaries of this Section 6.8, each of whom may enforce the provisions of this Section 6.8).

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE CLOSING

Section 7.1.    Conditions to Each Party’s Obligation to Effect the Closing. The respective obligations of each party hereto to effect the Closing shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)      No Government Entity having competent jurisdiction shall have issued any order, decree or ruling or taken any other action (and such order, decree, ruling or other action shall have become final and nonappealable) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

(b)      The Illinois Approvals shall have been received and not revoked;

(c)      If applicable, HSR Approval shall have been obtained and not revoked;

(d)      The Eligible Member Approval shall have been obtained at the Special Meeting;

(e)      The Registration Statement shall have become effective under the Securities Act and no stop order shall have been issued;

(f)      All of the conditions precedent to the consummation of the Offerings as set forth in the Plan of Conversion shall have been satisfied or waived (if capable of being waived); and

(g)      The closing of the Subscription Offering and, if applicable, the Community Offering, pursuant to the terms and conditions of the Agency Agreement shall be consummated simultaneously with the Closing hereunder.

Section 7.2.    Conditions to Obligations of Members Mutual and HoldCo to Effect the Closing. The obligations of Members Mutual and HoldCo to effect the Closing shall be subject to the satisfaction or waiver by Members Mutual and HoldCo of the following additional conditions:

(a)      The representations and warranties of the Standby Purchaser contained in Article II, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or words of similar import, shall be true and correct in all respects (other than for de minimis exceptions) as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects (other than for de minimis exceptions) as of that specified date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the Standby Purchaser’s ability to consummate the transactions contemplated hereby;

(b)      The Standby Purchaser shall have performed in all material respects its obligations under this Agreement required to be performed by it on or prior to the Closing Date; and

(c)      Members Mutual and HoldCo shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of the Standby Purchaser as to the satisfaction of the conditions set forth in Sections 7.2(a) and 7.2(b).

Section 7.3.    Conditions to Obligations of the Standby Purchaser to Effect the Closing. The obligations of the Standby Purchaser to effect the Closing shall be subject to the satisfaction or waiver by the Standby Purchaser of the following additional conditions:

(a)      The representations and warranties of HoldCo and Members Mutual contained in Article III and Article IV respectively (other than the Fundamental Representations), disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or words of similar import, shall be true and correct in all respects (other than for de minimis exceptions) as of the Effective Date of the Registration Statement with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects (other than for de minimis exceptions) as of that specified date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect; provided, however, that the condition set forth in this Section 7.3(a) shall expire, and may no longer be asserted, after the Effective Date of the Registration Statement;

(b)      The Fundamental Representations of Members Mutual and HoldCo (as applicable), disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or words of similar import, shall be true and correct in all respects (other than for de minimis exceptions) at and as of the Closing Date as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects (other than for de minimis exceptions) as of that specified date);

(c)      Each of Members Mutual and HoldCo shall have performed in all material respects its obligations under this Agreement required to be performed by it on or prior to the Closing Date;

(d)      No Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date; provided, however, that the condition set forth in this Section 7.3(d) shall expire, and may no longer be asserted, after the Effective Date of the Registration Statement;

(e)      The Standby Purchaser shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of Members Mutual and HoldCo as to the satisfaction of the conditions set forth in Sections 7.3(a), 7.3(b), 7.3(c) and 7.3(d); and

(f)      The Standby Purchaser shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of HoldCo certifying that attached thereto are true and complete copies of all resolutions adopted by the HoldCo Board authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions set forth herein, including, but not limited to, the New Director Resolution, and that all such resolutions are in full force and effect; and

(g)      The Department shall not have revoked its prior written approval of any Reinsurance Agreement.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1.    Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by mutual written agreement of HoldCo, Members Mutual and the Standby Purchaser.

Section 8.2.      Termination by Either Standby Purchaser or Members Mutual. This Agreement may be terminated by either the Standby Purchaser or Members Mutual if:

(a)      The Eligible Member Approval shall not have been obtained at the Special Meeting;

(b)      The Closing shall not have been consummated before September 30, 2019 (the “Outside Date”); provided that the party seeking to terminate this Agreement pursuant to this Section 8.2(b) shall not have failed to perform the covenants, agreements and conditions to be performed by it which has been the cause of, or resulted in, the failure of the Closing to occur by such date; or

(c)      Any Government Entity having competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.2(c) shall have used all reasonable best efforts to remove such injunction, order or decree.

Section 8.3.    Termination by Members Mutual. This Agreement may be terminated by Members Mutual if:

(a)      the Standby Purchaser materially breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which if not cured would cause the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied, and such breach is incapable of being cured or shall not have been cured within 30 days after written notice thereof shall have been delivered to the Standby Purchaser; provided that at the time of such termination neither Members Mutual nor HoldCo shall be in material breach of any of their respective representations, warranties or covenants set forth in this Agreement; or

(b)      by action of the Members Mutual Board, Members Mutual shall have Abandoned the Plan of Conversion and terminated the Subscription Offering prior to the Eligible Member Approval at the Special Meeting.

Section 8.4.    Termination by Standby Purchaser. This Agreement may be terminated by the Standby Purchaser:

(a)      prior to the Effective Date of the Registration Statement, if Members Mutual or HoldCo materially breaches any of their respective representations, warranties, covenants or agreements contained in this Agreement, which if not cured would cause the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied, and such breach is incapable of being cured or shall not have been cured within 30 days after written notice thereof shall have been delivered to Members Mutual or HoldCo; provided that at the time of such termination the Standby Purchaser shall not be in material breach of any of its representations, warranties or covenants set forth in this Agreement; or

(b)      within five (5) days of the receipt of the Illinois Approvals, if and only if such approvals contain or require, in the good faith determination of the Standby Purchaser, the imposition of a Burdensome Condition.

Section 8.5.    Effect of Termination and Abandonment. In the event of termination of the Agreement pursuant to this Article VIII, written notice thereof shall as promptly as practicable be given to the other parties to this Agreement and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated pursuant to this Article VIII: (a) there shall be no liability or obligation on the part of the parties hereto or their respective officers, directors, employees, representatives or Affiliates, and all obligations of the parties hereto shall terminate, except for (i) the obligations of the parties pursuant to this Section 8.5, Section 8.6 and the provisions of Article IX, and (ii) any liabilities for any willful breach by the parties of the terms and conditions of this Agreement or actual fraud prior to such termination; and (b) all filings, applications and other submissions made pursuant to the transactions contemplated by this Agreement shall, to the extent practicable, be withdrawn from any Government Entity to which made.

Section 8.6.    Expense Reimbursement. If this Agreement has been terminated by Members Mutual pursuant to Section 8.3(b), then Members Mutual shall promptly pay to the Standby Purchaser in cash (by wire transfer of immediately available funds to an account to be designated by the Standby Purchaser), reimbursement of reasonable Transaction Expenses incurred by the Standby Purchaser in connection with the transactions contemplated by this Agreement not to exceed $750,000 (the “Expense Reimbursement”).

ARTICLE IX

GENERAL PROVISIONS

Section 9.1.    Survival of Representations, Warranties. None of the representations and warranties other than the Fundamental Representations in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Date of the Registration Statement, and none of the Fundamental Representations shall survive the Closing.

Section 9.2.    Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given (a) after confirmation of receipt of a facsimile transmission, (b) one Business Day after delivered to a nationally recognized commercial delivery service promising next business day delivery and requiring receipt for delivery (such as Federal Express), (c) when delivered by hand or (c) three Business Days after the day when sent by United States mail, registered or certified mail (postage prepaid, return receipt requested), addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

(a)      If to HoldCo or Members Mutual, to:

8700 W. Bryn Mawr Avenue, Suite 900S

Chicago, Illinois 60631

Tel: (800) 369-3990

Fax: 312-288-0073

Attn: John Buchanan, Esq. (General Counsel)

With a copy to:

Locke Lord LLP

111 S. Wacker Drive

Chicago, Illinois 60606

Tel: (312) 443-0700

Fax: (312) 443-0336

Attn:      J. Brett Pritchard, Esq.

 Charles Wu, Esq.

(b)      If to the Standby Purchaser, to:

J.C. Flowers & Co. LLC 767 Fifth Avenue, 23rd Floor

New York, NY 10153

Tel: (212) 404-6810

Fax: (212) 404-6898

Attn: Eric Rahe

With a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153-0119

Tel: (212) 310-8751

Fax: (212) 310-8007

Attn: Douglas P. Warner, Esq.

Section 9.3.    Descriptive Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.4.    Entire Agreement; Assignment. This Agreement (including the Exhibits, the Disclosure Schedule, and other documents and instruments referred to herein), when duly approved and adopted by all requisite parties, constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties hereto, with respect to the subject matter hereof, including any transaction between or among the parties hereto. This Agreement shall not be assigned by operation of law or otherwise; provided, that the Standby Purchaser may assign this Agreement to its Affiliates; provided, further, that such Affiliate must agree to be bound to the terms of this Agreement to the same extent as the Standby Purchaser and such assignment shall not release the Standby Purchaser from its obligations under this Agreement and such assignment shall not release Fund IV’s obligations under the Guaranty except as provided under the terms of the Guaranty.

Section 9.5.    Governing Law; Consent to Jurisdiction.

(a)      This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Illinois or any other jurisdiction) that would cause the application of the Applicable Laws of any jurisdiction other than the State of Illinois.

(b)      By execution and delivery of this Agreement, each of the parties hereto accepts and consents to the exclusive jurisdiction of the courts of the State of Illinois sitting in the County of Cook and the federal courts sitting in the Northern District of Illinois, for itself and in respect of its property, and waives in respect of both itself and its property any defense it may have as to or based on sovereign immunity, jurisdiction, improper venue or inconvenient forum. Each of the parties hereto irrevocably consents to the service of any process or other papers by the use of any of the methods and to the addresses set for the giving of notices pursuant to this Agreement. Nothing herein shall affect the right of any party hereto to serve such process or papers in any other manner permitted by law.

Section 9.6.    Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto, provided that during the Standstill Period, this Agreement may not be amended by Members Mutual, Holdco or Fidelity Life without the consent of a majority of the Company Designees.

Section 9.7.    Waiver. At any time prior to the Closing Date, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 9.8.    Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts thereof signed and delivered (by telecopy, electronic transmission or otherwise) by all of the other parties hereto.

Section 9.9.    Severability; Validity; Parties in Interest. If any provision of this Agreement, or the application thereof to any person or circumstances is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable. Nothing in this Agreement, express or implied, is intended to confer upon any person not a party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement except as otherwise expressly set forth herein.

Section 9.10.    Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Any party seeking any such equitable remedy shall not be required to post a bond or other security in connection with any action brought with respect to this Agreement. This Agreement may only be enforced against the named parties hereto and their successors and assigns and all claims or causes of action that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may be made only against such parties and their successors and assigns, and no past, present or future director, officer, employee, incorporator, member, manager, partner, shareholder, Affiliate, agent, attorney or representative of any party hereto shall have any liability or obligation with respect to this Agreement or with respect to any claim or cause of action, whether in tort, contract or otherwise (except for fraud), that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement and the transactions contemplated hereby; provided, however, that nothing in the forgoing shall affect or limit any obligation of Fund IV to HoldCo and/or Members Mutual under the Guaranty.

Section 9.11.    Expenses. Except as otherwise provided in Section 8.6 hereof, each party hereto shall bear the respective legal, accounting and other costs and expenses of any nature (“Expenses”), relating to or in connection with the consummation of the transactions contemplated by this Agreement, incurred by any of them, whether or not this Agreement is consummated or terminated. For the avoidance of doubt, in the event that any of Sections 1.4(c), 1.4(e), or 6.7 is sought to be enforced by the Company Designees or Section 1.4(c) is sought to be enforced by the Standby Purchaser, the Expenses of such party shall be paid by HoldCo.

Section 9.12.    Definitions.

(a)      Terms Generally. The words “hereby”, “herein”, “hereof”, “hereunder” and words of similar import refer to this Agreement as a whole (including any Exhibits hereto and Disclosure Schedules delivered herewith) and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Sections, Exhibits and Disclosure Schedules shall be deemed references to Sections of, Exhibits to, and Disclosure Schedules with this Agreement unless the context shall otherwise require. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The definitions given for terms in this Section 9.12 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to “dollars” or “$” shall be deemed references to the lawful money of the United States of America.

(b)      Certain Terms. Whenever used in this Agreement (including in the Schedules), the following terms shall have the respective meanings given to them below or in the Sections indicated below:

Abandon: means that by resolution passed by the affirmative vote of two-thirds of its board of directors, Members Mutual has determined to withdraw the Plan of Conversion and terminate the Subscription Offering after determining in good faith that continued prosecution of the Plan of Conversion and Subscription Offering would or would reasonably be expected to (i) have a Material Adverse Effect, (ii) materially affect the aggregate economic benefits reasonably anticipated by HoldCo from the transactions contemplated hereby, or (iii) result in any condition, limitation, restriction or requirement that would materially limit or impose a material financial burden on the ability of HoldCo to operate any Group Company in a manner consistent with past practice.

Action: has the meaning set forth in Section 3.16.

Advisory Board: has the meaning set forth in Section 1.4(c)(viii).

Advisory Board Termination Date: has the meaning set forth in Section 1.4(c)(viii)(A).

Affiliate: has the meaning set forth in Rule 12b-2 under the Exchange Act and shall include Persons who become Affiliates of any Person subsequent to the date hereof.

Agency Agreement: means the agency agreement to be entered into by and among Members Mutual, HoldCo, and the Investment Bankers.

Agreement: this Amended and Restated Standby Stock Purchase Agreement as it may be amended from time to time.

Applicable Law: any applicable order, law, regulation, rule, ordinance, writ, injunction, directive, judgment, decree, principle of common law, constitution or treaty enacted, promulgated, issued, enforced or entered by any Government Entity applicable to the parties hereto, or any of their respective Subsidiaries, properties or assets as the case may be.

Associate: shall have the meaning set forth in Rule 12b-2 under the Exchange Act and shall include Persons who become Associates of any Person subsequent to the date hereof.

Benefit Plans: means any employee benefit plan within the meaning of Section 3(3) of ERISA and each other employee benefit plan providing for health savings accounts, and each bonus, employment, incentive or deferred compensation, severance, termination, retention, change in/of control, tuition reimbursement, adoption reimbursement, stock option, stock appreciation, stock purchase, phantom stock or other equity-based, performance or other employee or retiree benefit or compensation plan, program, arrangement, agreement, policy or understanding, whether written or unwritten, or required to be established for employees under Applicable Laws, that provides or may provide benefits or compensation in respect of any current or former employee, director or other service provider of any Group Company or under which any current or former employee, director or other service provider is or may become eligible to participate or derive a benefit.

Burdensome Condition: means any condition, requirement or arrangement applicable to the Standby Purchaser or any Group Company that would (i) be reasonably likely to materially change the manner in which any Group Company has conducted its business in the normal course, (ii) require any material capital contribution, (iii) require any maintenance agreement or keep well obligation that imposes any condition, restriction or obligation that is not required by Applicable Law, (iv) impose any dividend limitation other than those provided under Applicable Law; (v) require the material amendment of or modification of the terms of any material agreement between or among any of the Group Companies, or (vi) require any changes to the size, composition or voting rights of the board of directors of any Group Company, including but not limited to the respective consent and voting rights of the Standby Purchaser Designees or the Company Designees, or of the voting and consent rights of the Standby Purchaser.

Business Day: any day other than a Saturday, Sunday or a day on which banking institutions in Illinois are permitted or obligated by law to be closed for regular banking business.

Capital Needs Assessment: has the meaning set forth in Section 6.2.

Cause: means, with respect to a Company Designee or a member of the Advisory Board, as determined in good faith by a majority of the Standby Purchaser Designees, with respect to a Standby Purchaser Designee, as determined in good faith by a majority of the Company Designees, and with respect to the Chief Executive Officer, as determined in good faith by a majority of the HoldCo Board: (i) indictment by federal or state authorities in respect of any crime that involves theft, dishonesty or breach of trust; (ii) conviction of any felony; (iii) commission of any act or omission that results in, or may reasonably be expected to result in, a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony; (iv) with respect to the Chief Executive Officer, deliberate and repeated refusal to perform the customary employment duties reasonably related to employee’s position (other than as a result of vacation, sickness, illness or injury); (v) fraud or embezzlement of the property or assets of any Group Company; (vi) misconduct or malfeasance (intentional or reckless wrongdoing with or without malicious or tortious intent) that may have a material adverse effect on HoldCo; (vii) with respect to a director, the willful, intentional and material breach or the habitual and continued neglected by the director of his or her duties, or (viii) with respect to the Chief Executive Officer, a material breach or violation of any provision of his employment agreement.

Closing: has the meaning set forth in in Section 1.3(a).

Closing Date: shall mean the date on which the Closing actually takes place.

Code: The Internal Revenue Code of 1986, as amended, together with all regulations promulgated thereunder.

Common Stock: the common stock of HoldCo, par value $0.001 per share.

Community Offering: the offering for sale by Holdco of shares of Common Stock to select investors as described in the Plan of Conversion.

Company Designees: has the meaning set forth in Section 1.4(c)(iii).

Confidentiality Agreement: has the meaning set forth in in Section 6.1(b).

Constituent Documents: with respect to any entity, the Certificate or Articles of Incorporation and Bylaws of such entity, or any similar charter or other organizational documents of such entity.

Conversion: has the meaning set forth in in the Recitals.

Converted Members Mutual: means Members Mutual following its conversion to stock form under the Plan of Conversion.

Department: the Illinois Department of Insurance.

Disclosure Schedule: means the disclosure schedule delivered to the Standby Purchaser by Members Mutual and HoldCo prior to the execution of this Agreement.

Disclosure Schedule Supplement: has the meaning set forth in Section 5.2.

Draft Registration Statement: means the draft of the Registration Statement dated March 26, 2019 that has been furnished to the SEC by Members Mutual on the date of this Agreement and identified as the Draft Registration Statement for purposes of this Agreement.

Effective Date: the date on which the Conversion becomes effective as provided in the Plan of Conversion.

Effective Date of Registration Statement: has the meaning set forth in Section 1.5(b).

“Eligible Employee” means any natural person who is a full or part-time employee of the Members Mutual or any of its subsidiaries who meets such eligibility requirements to participate in the Employee Bonus Program as Members Mutual may determine in its sole discretion.

Eligible Member: a Person who qualifies as an Eligible Member under the Plan of Conversion.

Eligible Member Approval: has the meaning set forth in the Recitals.

Employee Bonus Program: has the meaning set forth in the Recitals.

Encumbrance: any mortgage, pledge, deed of trust, hypothecation, lien, charge, security interest, right of first refusal or option to purchase.

Equity Securities: shall include (i) any Common Stock, (ii) any security convertible into or exercisable or exchangeable for, with or without consideration, shares of the Common Stock (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any shares of the Common Stock, and (iv) any such warrant or right.

ERISA: has the meaning set forth in Section 3.14(b).

Escrow Agent: has the meaning set forth in Section 1.3(b).

Escrow Fund: has the meaning set forth in Section 1.3(b).

Excess Capital: has the meaning set forth in Section 6.2.

Exchange Act: the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

Expenses: has the meaning set forth in Section 9.11.

Expense Reimbursement: has the meaning set forth in Section 8.6.

Fidelity Life: has the meaning set forth in the Preamble.

Final Standby Ownership Percentage: has the meaning set forth in Section 1.1(b).

Financial Statements: has the meaning set forth in Section 3.5(b).

Fund IV: has the meaning set forth in the Recitals.

Fundamental Representations: means the representations and warranties made by Members Mutual in Section 3.2 (Capitalization), Section 3.3 (Authority Relative to this Agreement), and Section 3.11 (Brokers) and the representations and warranties made by HoldCo in Section 4.2 (Capitalization), Section 4.3 (Authority Relative to this Agreement) and Section 4.8 (Brokers).

Government Entity: any court or tribunal or administrative, governmental or regulatory body, agency, commission, board, legislature, instrumentality, division, department, public body, court or other authority, including without limitation the rules of the Nasdaq Stock Market.

Governmental Approvals: has the meaning set forth in Section 2.3(a).

Group Company: shall mean each of HoldCo, Members Mutual, Vericity Holding, Inc., Fidelity Life and Efinancial, LLC (“Efinancial”), and the term “Group” shall mean such entities collectively.

Guaranty: has the meaning set forth in the Recitals.

HSR Approval: shall mean the expiration or termination of the waiting period applicable to the consummation of the transactions contemplated hereunder pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

HoldCo: has the meaning set forth in the Preamble.

HoldCo Board: has the meaning set forth in Section 1.4(b).

Illinois Approvals: means the approval by the Director of the Department of the Plan of Conversion, the Members Mutual Restated Articles and the Standby Purchaser Form A.

Illinois Insurance Code: shall mean Section 59.1 of the Illinois Insurance Code.

Initial Standby Ownership Percentage: has the meaning set forth in Section 1.1(b).

Intellectual Property: means all worldwide rights, title and interests associated with or arising out of any intellectual property, including: (i) all domestic and foreign patents and patent applications, together with all reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions, and re-examinations thereof (collectively “Patents”); (ii) all trademarks, service marks, logos, trade names, brand names, trade dress, trade styles, and other identifiers indicating the business or source of goods or services, and other indicia of commercial source or origin (whether registered, arising under common law or statutory law, or otherwise) and general intangibles of a like nature, and all registrations and applications to register, and renewals of, the foregoing anywhere in the world, and all goodwill associated with any of the foregoing (collectively, “Marks”); (iii) all trade secret rights and corresponding rights in Confidential Information and other non-public proprietary information (whether or not patentable), including ideas, formulas, compositions, inventor’s notes, discoveries and improvements, know-how, manufacturing and production processes and techniques, testing information, research and development information, inventions, invention disclosures, unpatented blueprints, drawings, specifications, designs, plans, proposals and technical data, business and marketing plans, market surveys, market know-how and customer lists and information (collectively, “Trade Secrets”); (iv) all copyrights and copyrightable works, and all database and design rights, whether or not registered or published, including all data collections, “moral” rights, mask works, copyright registrations and applications therefor and corresponding rights in works of authorship (collectively, “Copyrights”); (v) all Internet domain names, electronic addresses, uniform resource locators and alphanumeric designations associated therewith and all registrations for any of the foregoing, and all social media accounts (collectively, “Domain Names”); and (vi) all intellectual property rights arising from software and technology.

Investment Bankers: has the meaning set forth in Section 3.11.

Key Employees: means James E. Hohmann, James Harkensee, Chris Kim, John Buchanan, Chris Campbell, and Laura Zimmerman.

Knowledge of Members Mutual: the actual knowledge of the executive officers of Members Mutual as to any fact or matter.

Mandatory Standby Shares: has the meaning set forth in Section 1.1(a).

Material Adverse Effect: any fact, circumstance, occurrence, effect, change or event (any such item, an “Effect”) that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, or on the earnings, operations, assets or business of HoldCo, Members Mutual and their respective Subsidiaries taken as a whole; provided, however, that solely for the purposes determining whether a Material Adverse Effect has occurred, there shall be excluded any Effect to the extent resulting from or relating to (i) actions or omissions of HoldCo or Members Mutual expressly required or contemplated by the terms of this Agreement, (ii) changes after the date hereof in general economic conditions in the United States, including financial market volatility or downturn, (iii) changes after the date hereof affecting generally the industries or markets in which Members Mutual or any of its Subsidiaries operates, (iv) acts of war, sabotage or terrorism, military actions or the escalation thereof, or outbreak of hostilities, (v) any changes after the date hereof in applicable laws or accounting rules or principles, including changes in U.S. GAAP or Statutory Accounting Practices, (vi) any failure by Members Mutual or any of its Subsidiaries to meet any internal projections or forecasts (but not the underlying causes of such failure), (vii) any matter disclosed in the Draft Registration Statement (excluding any disclosures set forth in any risk factor section or in any section relating to forward-looking, safe harbor or general statements to the extent they are general, nonspecific, cautionary or forward-looking in nature), or (viii) the announcement or pendency of the transactions contemplated by this Agreement; provided further, however, that any circumstance, event, change, development or effect referred to in clauses (ii), (iii), (iv) and (v) shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such circumstance, event, change, development or effect has a disproportionate effect on Members Mutual or any of its Subsidiaries compared to other participants in the industries or markets in which Members Mutual or any of its Subsidiaries operates.

Material Amendment: means an amendment that amends or seeks to amend the Restated Articles or Restated Bylaws in any manner that would (i) except with respect to the creation and/or issuance of one or more series of preferred stock of HoldCo, adversely affect the voting or other rights, interests or economic value of the Common Stock held by any HoldCo stockholder, (ii) affect the voting or other rights, interests or economic value of the Common Stock held by any HoldCo stockholder disproportionately as compared to the Standby Purchaser, (iii) seek to effect a reverse stock split, recapitalization, reclassification of the Common Stock of HoldCo, (iv) amend Article IV of the Restated Articles (except with respect to the creation and/or issuance of one or more series of preferred stock of HoldCo), Article V or Article X of the Restated Articles, (v) amend Article VIII of the Restated Articles in any manner that would adversely affect the rights of the Company Designees thereunder; or (vi) amend Article III, Article IV, Section 5.2, or Section 7.12 of the Restated Bylaws.

Material Contract: has the meaning set forth in Section 3.17.

Member Notices: has the meaning set forth in Section 2.4.

Members Mutual: has the meaning set forth in the Preamble.

Members Mutual Board: has the meaning set forth in the Recitals.

Members Mutual Restated Articles: has the meaning set forth in Section 1.5(b).

New Director Resolution: has the meaning set forth in Section 1.4(d).

Offering Maximum: has the meaning set forth in the Recitals.

Offering Minimum: has the meaning set forth in the Recitals.

Offering Participant: any Person who is eligible to purchase shares of Common Stock in the Subscription Offering pursuant to the Plan of Conversion.

Offerings: has the meaning set forth in the Recitals.

Optional Standby Shares: has the meaning set forth in Section 1.1(b).

Outside Date: has the meaning set forth in Section 8.2(b).

Owned Intellectual Property: means all Intellectual Property that is owned or purported to be owned by Members Mutual or any Group Company.

Person: any natural person, firm, partnership, association, corporation, company, trust, business trust, Government Entity, limited liability company or other entity.

Personal Information: means, in addition to any definition for any similar term (e.g., “personally identifiable information” or “PII”) provided by applicable Law, or by Members Mutual or any Group Company in any of their privacy policies or notices, contracts or other public-facing statements, all information, in any form, regarding or capable of being associated with or identifying an individual person or device. Personal Information may relate to any individual, including a current, prospective, or former customer or employee of any Person, and includes information in any form or media, whether paper, electronic, or otherwise.

Plan of Conversion: has the meaning set forth in the Recitals.

Post-Closing Protection Period: means the period starting on the Closing Date and ending on the earlier to occur of (a) the third anniversary of the Closing Date, and (b) the expiration date of the Standstill Period.

Privacy Laws: means any and all applicable Laws, legal requirements, and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to data privacy, data security, and Personal Information, and similar applicable consumer protection laws, with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer (including cross-border) of Personal Information, including the General Data Protection Regulation, the California Online Privacy Protection Act, the Communications Decency Act, the Payment Card Industry Data Security Standard, the CAN-SPAM Act, and any and all applicable Laws governing breach notification in connection with Personal Information.

Prospectus: has the meaning set forth in Section 1.5(a).

Proxy Statement: has the meaning set forth in Section 1.5(b).

Purchase Price: has the meaning set forth in Section 1.3(c).

Reinsurance Agreement: means that certain Reinsurance Agreement, effective July 1, 2013, between Fidelity Life Association and Hannover Life Reassurance Company of America, and that certain Amended and Restated Reinsurance Agreement effective July 1, 2016 between Fidelity Life Association and Hannover Life Reassurance Company of America.

Registration Statement: has the meaning set forth in Recitals.

Related Documents: shall mean the Guaranty.

Restated Articles: has the meaning set forth in Section 1.4(a).

Restated Bylaws: has the meaning set forth in Section 1.4(b).

Sale of the Company: means any merger, consolidation, business combination, tender offer or exchange offer, pursuant to which all the issued and outstanding capital stock of HoldCo is sold in a single transaction in which all stockholders of HoldCo are offered the same consideration (other than any equity rollover required to be made by the Standby Purchaser or any of its Affiliates or Associates not to exceed 10% of the total outstanding capital stock of HoldCo owned by the Standby Purchaser or any of its Affiliates or Associates).

Securities Act: the Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder.

Special Meeting: has the meaning set forth in the Recitals.

Standby Offering: has the meaning set forth in the Recitals.

Standby Purchaser: has the meaning set forth in the Preamble.

Standby Purchaser Designee: has the meaning set forth in Section 1.4(c)(ii).

Standby Purchaser Form A: means the statement regarding the acquisition of control of a domestic insurer that Standby Purchaser shall file with the Director of the Department in connection with the potential acquisition of control of Fidelity Life upon consummation of the Standby Offering.

Standby Shares: has the meaning set forth in Section 1.1(b).

Standstill Period: shall mean the period starting on the Closing Date and ending on the closing date of a Sale of the Company to a Third Party Purchaser.

Statutory Accounting Practices: has the meaning set forth in Section 3.6.

Statutory Financial Statements: has the meaning set forth in Section 3.6.

Subsidiary: with respect to any Person, any entity, whether a corporation, limited liability company, partnership or otherwise, of which such Person controls at least a majority of the voting power.

Subscription Price: has the meaning set forth in the Recitals.

Subscription Offering: the offering of shares of Common Stock to Eligible Members and other Offering Participants as described in the Plan of Conversion.

Tax or Taxes: means all United States national, federal, state and local, and all foreign, income, profits, franchise, gross receipts, payroll, transfer, sales, employment, use, property, excise, value added, ad valorem, license, severance, occupation, premium, windfall profits, capital stock, social security, unemployment, disability, registration, estimated, stamp, alternative or add-on minimum, recapture, environmental, withholding and any other taxes imposed by any Taxing Authority, together with all interest, penalties and additions (whether disputed or not) imposed on or with respect to such amounts.

Tax Return: means a declaration, statement, report, return, request for refund or other document or information required to be filed or supplied to a Taxing Authority with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities, and including any amendment thereof.

Taxing Authority: means any Government Entity having jurisdiction over the assessment, determination, collection, or imposition of any Tax.

Third Party Purchaser: means any Person who is not the Standby Purchaser, nor an Affiliate or Associate of the Standby Purchaser nor any Person acting at their direction or on their behalf.

Transaction Expenses: all out-of-pocket expenses (including, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto) incurred by such party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

Transfer: has the meaning set forth in Section 6.7(j).

U.S. GAAP: the United States generally accepted accounting principles.

Vote its Shares: means, with respect to the Standby Purchaser, to vote or cause to be voted any shares of Common Stock beneficially owned by the Standby Purchaser or its Affiliates or Associates at any annual or special meeting of HoldCo stockholders.

[Signatures on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first above written.

APEX HOLDCO L.P.

By: Apex Holdco GP LLC, its general partner

By:	/s/ Sally Rocker

Name:	Sally Rocker
Title:	Secretary

VERICITY, INC.

By:	/s/ James E. Hohmann
Name:	James E. Hohmann
Title:	President & Chief Executive Officer

MEMBERS MUTUAL HOLDING COMPANY

By:	/s/ James E. Hohmann
Name:	James E. Hohmann
Title:	President & Chief Executive Officer

Solely for the purposes of Section 1.4(e)(iii):

FIDELITY LIFE ASSOCIATION:

By:	/s/ James E. Hohmann
Name:	James E. Hohmann
Title:	Chief Executive Officer

Signature Page to Amended and Restated Standby Purchase Agreement

Schedule 1.4(d)

Items of New Director Resolution

1.	Initial HoldCo Board Size

2.	Initial HoldCo Board Composition:

a.	Initial Standby Purchaser Designees

b.	Initial Company Designees

3.	Initial Chairman of HoldCo Board (to be one of the Standby Purchaser Designees)

4.	Initial Committee Compositions

5.	Initial Subsidiary Board Compositions

6.	Advisory Board Members

Schedule 1.4(d)

Exhibit A

Plan of Conversion

See Exhibit 2.1 to the Registration Statement of which this exhibit is a part.

Exhibit A - 1

Exhibit B

Amended and Restated Articles of Incorporation of HoldCo

See Exhibit 3.2 to the Registration Statement of which this exhibit is a part.

Exhibit B - 1

Exhibit C

Amended and Restated Bylaws of HoldCo

See Exhibit 3.4 to the Registration Statement of which this exhibit is a part.

Exhibit C - 1

Exhibit D

Guaranty

See Exhibit 10.14 to the Registration Statement of which this exhibit is a part.

Exhibit D - 1